Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ALLIANCE USACQCO 2, INC.

ALLIANCE USACQCO 2 MERGER SUB, INC.

and

TESSCO TECHNOLOGIES INCORPORATED

Dated as of April 11, 2023

i

3.23	Products	58
3.24	Takeover Statutes	59
3.25	Brokers, Finders and Financial Advisors	59
3.26	Opinion of Financial Advisor	59
3.27	Affiliated Transactions	60
3.28	Government Contracts	60
3.29	COVID-19 and Related Matters	60
3.30	No Other Representations	60

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		60
4.1	Organization and Qualification	60
4.2	Authority; Approvals and Enforceability	60
4.3	Required Filings and Consents	61
4.4	Certificate of Incorporation and Bylaws	62
4.5	Legal Proceedings; Orders; Disclosure	62
4.6	Ownership of Company Capital Stock	62
4.7	Brokers, Finders and Financial Advisors	63
4.8	Operations of Merger Sub	63
4.9	No Parent Vote or Approval Required	63
4.10	Reserved	63
4.11	Financing	63
4.12	Stockholder and Management Arrangements	65
4.13	Solvency	66
4.14	Exclusivity of Representations and Warranties; Investigation	66

ARTICLE V INTERIM OPERATIONS		68
5.1	Affirmative Obligations	68
5.2	Forbearance Covenants of the Company	68
5.3	No Solicitation	72
5.4	Tax Matters	78

ARTICLE VI ADDITIONAL COVENANTS		78
6.1	Required Action and Forbearance; Efforts	78
6.2	Reserved	79
6.3	Proxy Statement and Other Required SEC Filings	79
6.4	Company Stockholder Meeting	81
6.5	Financing	82
6.6	Cooperation With Debt Financing	84
6.7	Anti-Takeover Laws	88
6.8	Access	89
6.9	Section 16(b) Exemption	89
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	90
6.11	Employee Matters	91
6.12	Obligations of Merger Sub	92
6.13	Public Statements and Disclosure	93
6.14	Transaction Litigation	93

ii

6.15	Stock Exchange Delisting; Deregistration	93
6.16	Additional Agreements	94
6.17	Parent Vote	94
6.18	No Control of the Other Party’s Business	94
6.19	Treatment of Certain Indebtedness	94
6.20	Resignations	94
6.21	Section 280G	95
6.22	Certification	95
6.23	Credit Agreement Notices	95
6.24	Sale/Leaseback	95
6.25	Third-Party Consents	96
6.26	Contract Termination	96

ARTICLE VII CONDITIONS TO THE MERGER		96
7.1	Conditions to Each Party’s Obligations to Effect the Merger	96
7.2	Conditions to the Obligations of Parent and Merger Sub	96
7.3	Conditions to the Company’s Obligations to Effect the Merger	97

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		98
8.1	Termination	98
8.2	Manner of Termination	100
8.3	Fees and Expenses	100
8.4	Amendment	105
8.5	Extension; Waiver	105
8.6	No Liability of Debt Financing Sources	105

ARTICLE IX GENERAL PROVISIONS		106
9.1	Survival of Representations, Warranties and Covenants	106
9.2	Notices	106
9.3	Assignment	107
9.4	Confidentiality	108
9.5	Entire Agreement	108
9.6	Third-Party Beneficiaries	108
9.7	Severability	108
9.8	Remedies	108
9.9	Governing Law	110
9.10	Consent to Jurisdiction	110
9.11	WAIVER OF JURY TRIAL	111
9.12	Company Disclosure Letter References	112
9.13	Counterparts	112
9.14	Obligations of Merger Sub	112
9.15	Disclaimer	112
9.16	Non-Recourse to Parent Related Parties	113
9.17	Non-Recourse to Company Related Parties	113

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 11, 2023 (the “Agreement Date”), by and among, Alliance USAcqCo 2, Inc., a Delaware corporation (“Parent”), Alliance USAcqCo 2 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and TESSCO Technologies Incorporated, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.            Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B.            The Company Board has unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL.

C.            Each of the board of directors of Parent and the board of directors of Merger Sub have unanimously (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

D.            As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered or caused to be delivered to the Company concurrently with the execution of this Agreement a guarantee (the “Guarantee”) set forth in the Equity Commitment Letter (as defined below) from certain funds managed or advised by the Sponsors (collectively, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

E.            Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1            Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)            “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the Agreement Date; or (ii) executed, delivered and effective after the Agreement Date, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, the provisions contained therein (x) are, in the reasonable judgment of legal counsel to the Company, not materially less favorable to the Company in any material respect than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (y) do not prevent any member of the Company Group or their respective Affiliates from complying with their respective obligations under this Agreement.

(b)            “Acquisition Proposal” means any inquiry, offer or proposal relating to an Acquisition Transaction.

(c)            “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) that did not result from a breach of Section 5.3 involving:

(i)            any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 25% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 25% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)           any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 25% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)          any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, spin-off, split-off or other similar transaction involving the Company pursuant to which any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 25% of the total outstanding voting power of the Company (and/or the surviving or resulting entity of such transaction) outstanding after giving effect to the consummation of such transaction.

(d)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(e)            “Aggregate Strike Price” means, for any Company Option, the aggregate amount payable by the holder of such Company Option in order to fully and validly exercise such Company Option.

(f)            “Ancillary Agreements” means the certificates, documents, instruments and other agreements as executed in connection with, contemplated by or referred to herein, including the Confidentiality Agreement, the Equity Commitment Letter and the Equity Award Cancellation Agreement.

(g)            “Anti-Corruption Laws” means any laws, regulations, rules, statutes or Orders in any part of the world relating to combatting bribery and corruption, including the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

(h)            “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(i)            “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of March 27, 2022 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended March 27, 2022.

(j)            “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.

(k)            “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, signed into law by the President of the United States on March 27, 2020, “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law intended to address the consequences of COVID-19 (including the Families First Act).

(l)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto and any similar applicable state Law.

(m)            “Code” means the Internal Revenue Code of 1986, as amended.

(n)            “Company 401(k) Plan” means that certain Tessco Technologies Incorporated 401(k) Retirement Savings Plan.

(o)            “Company Board” means the Board of Directors of the Company.

(p)            “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(q)            “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(r)            “Company Equity Award” means any Company Option, any Company Restricted Stock Award, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.

(s)            “Company Equity Award Cancellation Agreement” means an agreement signed by a holder of a Company Equity Award acknowledging cancellation of all Company Equity Awards held by such holder in a form reasonably acceptable to the Company and Parent.

(t)            “Company Equity Plans” means the Company’s 1994 Stock and Incentive Plan and the Company’s 2019 Stock and Incentive Plan, in each case, as amended and/or restated from time to time.

(u)            “Company Group” means the Company and its Subsidiaries.

(v)            “Company Group Member” means the Company or any of its Subsidiaries, as applicable.

(w)            “Company Intellectual Property” means any Intellectual Property Rights that are owned or purported to be owned by any Company Group Member, including the Company Registered Intellectual Property.

(x)            “Company Material Adverse Effect” means any change, event, effect, development, condition, fact, state of facts, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the ability of the Company Group to perform its obligations under, or to consummate the Transactions contemplated by, this Agreement or (y) the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that, solely with respect to clause (y), none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i)             general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)            conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)           general conditions in the industries in which the Company Group generally conducts business;

(iv)           regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)            geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

(vii)          resulting from the announcement, pendency or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution or performance of this Agreement or the consummation or pendency of the Transactions;

(viii)         the taking of any action expressly required to be taken, or the failure to take any action expressly prohibited from being taken, pursuant to or in accordance with this Agreement;

(ix)            the taking of any action specifically required to be taken, or taken at the written request or with the written consent of, Parent or any of its Affiliates, in each case in compliance with this Agreement;

(x)            changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the official interpretation of any of the foregoing) after the Agreement Date;

(xi)            any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law or directive of any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

(xii)           price or trading volume of the Company Common Stock, in and of itself or any change, in and of itself, in the credit ratings or ratings outlook of any Company Group Member (it being understood that any cause of such change (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xi), or clauses (xiii), (xiv) and (xv) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur));

(xiii)          any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xii), or clauses (xiv) and (xv)) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if not otherwise excluded hereunder);

(xiv)         the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Company; and

(xv)          any Transaction Litigation;

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi), to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, then only the disproportionate adverse aspect of such Effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect.

(y)           “Company Option” means an option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(z)            “Company Performance Stock Unit Award” means an award of performance stock units, including those typically referred to by the Company as “PSUs”, granted under any of the Company Equity Plans.

(aa)         “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(bb)        “Company Products” means all products, technologies and services developed (including products, technologies and services under development), marketed, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company Group currently or at any time since the Lookback Date, including products and services for which development is ongoing and that the Company or a Subsidiary thereof intends to release publicly within six (6) months after the Agreement Date.

(cc)         “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by any Company Group Member.

(dd)        “Company Restricted Stock Award” means an award of restricted stock made under any of the Company Equity Plans.

(ee)         “Company Restricted Stock Unit Award” means an award of restricted stock units (or “RSUs”) granted under any of the Company Equity Plans.

(ff)          “Company Stockholder Meeting” means a meeting of the Company Stockholders (as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders) for the purpose of obtaining the Requisite Stockholder Approval.

(gg)        “Company Stockholders” means the holders of shares of Company Capital Stock.

(hh)        “Confidentiality Agreement” has the meaning set forth on Section 1.1(gg) of the Company Disclosure Letter.

(ii)           “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(jj)           “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(kk)         “COVID-19 Actions” means any actions taken (or not taken) by the Company or its Subsidiaries in good faith and its reasonable business discretion and consistent with past practices or with the practices of similarly situated businesses (i) in response to COVID-19 (1) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having dealings with the Company or its Subsidiaries or (2) in response to business disruptions caused by COVID-19 or (ii) pursuant to any COVID-19 Measures.

(ll)           “Credit Agreements” means (i) that certain Credit Agreement dated October 29, 2020, as amended prior to the date hereof, by and among the Company, the borrowers named therein, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent for each member of the lender group and as a lender, together with the related guarantees, security instruments and other documents and agreements (the “Wells Fargo Credit Agreement”), and (ii) that certain Real Estate Note (the “Real Estate Note”) dated as of December 21, 2021, by a Company Subsidiary as maker and Symetra Life Insurance Company as payee, together with a related Deed of Trust, Assignment and Security Agreement from such Subsidiary to certain trustees to and for the benefit of Symetra Life Insurance Company.

(mm)       “Debt Financing Commitment Sources” means the agents, arrangers and lenders that are party to the Debt Commitment Letter, including the agents, arrangers and lenders party to any joinder agreements thereto.

(nn)        “Debt Financing Sources” means the agents, arrangers and lenders that provide or arrange the Debt Financing, including the Debt Financing Commitment Sources and other agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or other definitive documentations relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

(oo)         “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any Party, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by any Company Group Member (for which a Covered Person is or was serving at the request or for the benefit of a Company Group Member) at or prior to the Effective Time.

(pp)        “DOJ” means the United States Department of Justice or any successor thereto.

(qq)        “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, program, agreement, arrangement or Contract involving compensation (other than ordinary wages) or benefits, including insurance coverage, severance benefits, Code Section 125, indemnification, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, restricted stock, restricted stock unit, performance stock unit, automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement or other forms of fringe benefits, perquisites, incentive compensation or post-retirement or post-employment compensation or benefits and all change in control, severance or similar agreements, written or otherwise, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by any of the Company Group Members for the benefit of, or relating to, any current or former employee, officer, director or consultant of any Company Group Member, or (ii) with respect to which any of the Company Group Members could reasonably be expected to have any Liability.

(rr)          “Environmental Laws” means all Laws, directives, guidance, rules, regulations, Orders, treaties, statutes, and codes promulgated or issued by any Governmental Authority relating to pollution, protection of the environment or natural resources, or public or worker health or safety, or which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

(ss)         “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.

(tt)          “ERISA” means the Employee Retirement Income Security Act of 1974.

(uu)        “ERISA Affiliate” means any Person that is (or at any relevant time, has or would be) considered a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

(vv)        “Exchange Act” means the Securities Exchange Act of 1934.

(ww)       “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(xx)          “FCPA” means the Foreign Corrupt Practices Act of 1977.

(yy)        “FTC” means the United States Federal Trade Commission or any successor thereto.

(zz)          “GAAP” means generally accepted accounting principles, in effect from time to time, in the United States.

(aaa)       “Government Contract” means any Contract between the Company or any of its Subsidiaries and a Governmental Authority.

(bbb)      “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, national or supra-national, and whether local or foreign.

(ccc)       “Hazardous Material” means any material, chemical, emission, substance, constituent or waste for which Liability or standards of conduct may be imposed under Environmental Laws, or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, including petroleum or petroleum products or by-products, oil, radon gas, coal ash, urea formaldehyde foam insulation, asbestos or asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

(ddd)      “Hazardous Materials Activity” means the transportation, handling, transfer, recycling, management, storage, use, treatment, manufacture, removal, remediation, release, disposal, exposure of others to, sale, marketing, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(eee)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(fff)         “Income Tax” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (excluding any sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above.

(ggg)      “Indebtedness” means, with respect to any Person and without duplication, any of the following liabilities or obligations: (i) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances, surety bonds, performance bonds or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to finance leases and leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of hedging or interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, including any call premium, prepayment, redemption or other penalty or premium, breakage fees or other amounts payable on discharge; (vi) any deferred purchase price of assets, properties, securities, or services including all “earn-out” payments, seller notes, purchase price adjustments or true-ups and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (vii) all obligations of such Person or any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any of its Subsidiaries or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all loans to such Person or any of its Subsidiaries by any of its suppliers and any penalties payable by such Person or any of its Subsidiaries to any such supplier, (ix) any accrued but unpaid bonuses, (x) all unpaid severance obligations (including the portion of any applicable payroll taxes), (xi) any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, breakage fees, commitment and other fees, sales, or liquidity participation amounts, reimbursements, indemnities, and all other amounts payable with respect to the items described in clauses (i) through (x) above, (xii) all guarantees of the obligations of other Persons described in clauses (i) through (xi) above; and (xiii) all obligations of other Persons described in clauses (i) through (xii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practice and (B) liabilities or obligations solely between the Company and any wholly owned Subsidiary or solely between any wholly owned Subsidiaries to the extent eliminated. For the avoidance of doubt, Taxes, other than income Taxes, shall not constitute “Indebtedness.”

(hhh)       “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(iii)           “Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent disclosures, utility models, design registrations, inventions, discoveries, developments, processes, formulas, designs, and improvements thereto (whether or not patentable or reduced to practice), and patent applications and all reissues, divisions, re-examinations, renewals, extensions, adjustments, provisionals, continuations and continuations-in-part thereof, (ii) copyrights and works or authorship, copyright registrations and copyright applications, including moral rights of authors, and mask work rights, (iii) rights in trade secrets and in confidential information and know how, technologies, databases, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source, and any applications or registration of the same, and all related goodwill therefor throughout the world, (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, and (vi) all rights in databases and data collections, and Software.

(jjj)          “Intervening Event” means a material event, fact, circumstance, development or occurrence that was not known to, or reasonably foreseeable by, the Company Board (or a duly authorized committee thereof) as of the Agreement Date but becomes known to the Company Board after the Agreement Date (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board (or a duly authorized committee thereof) as of the Agreement Date) but prior to obtaining the Requisite Stockholder Approval; provided, however, that in no event shall any of the following be taken into account in determining whether an Intervening Event has occurred: (a) any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, the existence or terms of any Acquisition Proposal, or any matter relating thereto or consequence thereof; (b) any event, fact, circumstance, development or occurrence described in clauses (i)-(vi), (x) or (xi) of the definition of Company Material Adverse Effect, except to the extent the business of the Company and its Subsidiaries, taken as a whole, is disproportionately affected thereby relative to other participants in the industry in which the Company and its Subsidiaries operate; (c) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the Agreement Date; (d) changes after the Agreement Date in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in clauses (c)-(d) may be considered and taken into account in determining whether there has been, an Intervening Event).

(kkk)       “IRS” means the United States Internal Revenue Service or any successor thereto.

(lll)          “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge after reasonable inquiry of Sandip Mukerjee; Aric Spitulnik; Tammy Ridgley; Thad Lowe; Jesse Hillman; Cynthia King or Douglas Rein.

(mmm)    “Law” means any federal, state, local or foreign law (including common law), act, statute, rule, regulation, judgment, injunction, Order, decree, writ, constitution, treaty, convention, ordinance, code, ruling or award of any Governmental Authority.

(nnn)      “Legal Proceeding” means any claim, action, charge, complaint, suit, litigation, audit, subpoena, investigation, arbitration, mediation, inquiry or other legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ooo)      “Liabilities” means any liability, debt, obligation, Tax, penalty, fine, damage, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense or commitment of any kind, whether asserted or unasserted, absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(ppp)      “Lien” means, with respect to any property or asset, any mortgage, pledge, hypothecation, easements, right of way, covenants, restriction on title, license, lien, encumbrance, charge, security interest or other similar adverse claim or restriction of any kind in respect of such property or asset.

(qqq)      “NASDAQ” means the Nasdaq Stock Market, as applicable to the Company with a class of securities listed for trading thereon.

(rrr)         “Open Source Software” means any Software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, or (iii) any Reciprocal License, in each case whether or not Source Code is available under such license.

(sss)       “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(ttt)         “Parent Termination Fee” means an amount in cash equal to $7,300,000.

(uuu)      “Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

(vvv)      “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business which are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with GAAP, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports; (v) Liens, defects or irregularities in title and other similar restrictions that (A) are disclosed in the public records, (B) would be set forth in a title policy, title report or survey with respect to the applicable real property and (C) would not be reasonably expected to result in any material liability or materially interfere with the business of the Company and its Subsidiaries, as presently conducted; (vi) non-exclusive licenses granted under any Intellectual Property Rights in the ordinary course of business; (vii) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit or interfere with the current use of or operations at any Owned Real Property or the conduct of the Company’s business; and (viii) Liens discharged at or prior to the Closing Date.

(www)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(xxx)        “Personal Information” means any definition for “personally identifiable information,” “personal information,” “personal data,” “PII” or any equivalent term under applicable Laws relating to data privacy or data security, including information that identifies, could reasonably be linked or used to identify or is otherwise identifiable with an individual, including the following to the extent it can be used to identify an individual: (a) name, physical address, telephone number, email address, geo-location, (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, or employee. Personal Information includes such information in any form, including paper, electronic and other forms.

(yyy)      “Processing” means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(zzz)        “R&W Insurance Policy” means a representations and warranties insurance policy obtained by Parent in connection with the transactions contemplated hereby.

(aaaa)     “Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software used in connection with such item of Software; (ii) a requirement that any other licensee of such item of Software be permitted to access the Source Code of, modify, make derivative works of, or reverse-engineer any other Software used in connection with such item of Software; (iii) a requirement that any other Software used in connection with such item of Software be redistributable by other licensees; or (iv) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

(bbbb)    “Redacted Fee Letter” means the fee letter referred to in the Debt Commitment Letter in which the only redactions are pricing, fee amounts, “price flex”, other economic or “flex” provisions and any other provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the Debt Financing.

(cccc)     “Registered Intellectual Property” means all registered Intellectual Property, and all applications for registration in Intellectual Property Rights in the United States, or international and foreign jurisdictions.

(dddd)    “Representatives” means, with respect to a Person, its directors, officers, managers, employees, financial advisors, attorneys, accountants, consultants, agents, and other representatives and advisors.

(eeee)      “Restricted Shares” means shares of Company Common Stock covered by a Company Restricted Stock Award.

(ffff)        “Sale/Leaseback Commitment Sources” means New Mountain Net Lease Acquisition II Corporation.

(gggg)    “Sale/Leaseback Financing Sources” means the purchaser, agents, arrangers and lenders that provide or arrange the Sale/Leaseback Transaction, including the Sale/Leaseback Commitment Sources and other agents, arrangers and lenders party to the Sale/Leaseback Purchase Agreement, any joinder agreements, credit agreements or other definitive documentations relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

(hhhh)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(iiii)          “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(jjjj)         “Securities Act” means the Securities Act of 1933.

(kkkk)     “Shares” means the outstanding shares of the Company Common Stock.

(llll)          “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form, together (in each case) with all (i) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and derivative works of, to or based on any of the foregoing, (ii) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing are recorded, and (iii) copies and tangible embodiments of any of the foregoing in any form or media.

(mmmm)  “Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures and other information that describe the foregoing.

(nnnn)    “Sponsors” means Lee Equity Partners, LLC and Twin Point Capital LLC.

(oooo)    “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(pppp)    “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal for an Acquisition Transaction that if consummated would result in a Person or group of Persons (or the shareholders of any Person) owning, directly or indirectly, (a) all of the outstanding shares of Company Common Stock or (b) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in either case which the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is fully financed, or is reasonably capable of being fully financed in a manner and on a timeline not materially less favorable than the Merger, and otherwise is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable than the Merger to the Company Stockholders (solely in their capacity as such) from a financial point of view and, in each case, taking into account all relevant matters, including financial, legal, financing, regulatory and other aspects of such Acquisition Transaction (including the person or group making the Acquisition Proposal, the certainty of closing, sources of and terms of financing, market conditions, form of consideration, the timeline of consummation, obtaining any and all required approvals under applicable Antitrust Laws and other conditions to closing) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3(a)).

(qqqq)    “Tax” or “Taxes” means (i) any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, registration, franchise, withholding, payroll, social security (or similar), pension, employment, unemployment, disability, severance, workers compensation, environmental, capital stock, excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, escheat, abandoned or unclaimed property, real property and personal property taxes), however denominated, together with all interest, penalties, fines, and additions imposed with respect to (or in lieu of) such amounts, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, unitary or other tax group, and (iii) any liability for the payment of any of the foregoing types as a successor or transferee, by contract, or otherwise.

(rrrr)        “Tax Returns” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, and any amendments or supplements thereto.

(ssss)      “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, any Guarantor or any their respective Affiliates or any “group” including Parent, Merger Sub, any Guarantor or any their respective Affiliates.

(tttt)        “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement or the Financing Letters; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.

(uuuu)    “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(vvvv)    “Vested Company Performance Stock Unit Award” means, subject to Section 2.8(e), each Company Performance Stock Unit Award insofar as the same is earned and vested and outstanding immediately prior to the Effective Time or will vest or be earned and vest in whole or in part (including insofar as the earning or earning and vesting is then accelerated, in accordance with the terms of the applicable Company Equity Plan or Company Equity Award) at the Effective Time as a result of the consummation of the Transactions.

(wwww)  “Vested Company Restricted Stock Award” means, subject to Section 2.8(e), each Company Restricted Stock Award insofar as the same is vested and outstanding immediately prior to the Effective Time or will vest in whole or in part (including insofar as the vesting is then accelerated, in accordance with the terms of the applicable Company Equity Plan or Company Equity Award) at the Effective Time as a result of the consummation of the Transactions.

(xxxx)       “Vested Company Restricted Stock Unit Award” means, subject to Section 2.8(e), each Company Restricted Stock Unit Award insofar as the same is vested and outstanding immediately prior to the Effective Time or will vest in whole or in part (including insofar as the vesting is then accelerated, in accordance with the terms of the applicable Company Equity Plan or Company Equity Award) at the Effective Time as a result of the consummation of the Transactions.

(yyyy)    “Vested In-the-Money Option” means each Vested Option which has an Aggregate Strike Price that is less than the Per Share Price.

(zzzz)       “Vested Option” means, subject to Section 2.8(e), each Company Option insofar as the same is vested and outstanding immediately prior to the Effective Time or will vest in whole or in part (including insofar as the vesting is then accelerated, in accordance with the terms of the applicable Company Equity Plan or Company Equity Award) at the Effective Time as a result of the consummation of the Transactions.

(aaaaa)    “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar U.S. federal, state or city Laws.

(bbbbb)  “Willful Breach” means a material breach that is a consequence of a willful and intentional act or a willful and intentional failure to act undertaken by the breaching party with knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach.

1.2            Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
280G Analysis	6.21
Accounting Firm	5.4(b)
Advisor	3.26
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Debt Financing	6.5(e)
Applicable Termination	8.3(b)(i)
Bylaws	3.3(a)
Capitalization Date	3.5(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
claim	4.13
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	5.3(c)(i)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company In Licenses	3.13(e)
Company IP License	3.13(f)
Company Out Licenses	3.13(f)
Company Real Property Lease	3.11(b)
Company Related Parties	8.3(f)(ii)
Company SEC Reports	3.7
Company Subsidiary Documents	3.4
Company Termination Fee	8.3(b)(i)
Covered Persons	6.10(a)
COVID-19	1.1(x)(vi)
COVID-19 Measures	1.1(x)(xi)
debt	4.13
Debt Commitment Letter	4.11(b)
Debt Financing	4.11(b)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
Effect	1.1(x)
Effective Time	2.2
Electronic Delivery	9.13
Enforceability Limitations	3.2(d)
Enforcement Expenses	8.3(e)
Equity Commitment Letter	4.11(a)

Term	Section Reference
Equity Financing	4.11(a)
Equity Financing Source	4.11(a)
ESPP	2.9
Event Notice Period	5.3(d)(i)(1)
Exchange Fund	2.10(b)
Excluded Benefits	6.11(a)
Fairness Opinion	3.26
Financing	4.11(c)
Financing Conditions	4.11(d)
Financing Letters	4.11(c)
Guarantee	Recitals
Guarantor(s)	Recitals
Interim Period	5.1
Labor Agreement	3.14(a)(vii)
Legacy ERP System	3.13(l)
Major Customer	3.14(a)(ix)
Major Supplier	3.14(a)(x)
Material Contract	3.14(a)
Maximum Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.8(a)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.11(a)(i)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Damages	8.3(f)(i)(A)(y)
Parent Expense Reimbursement	8.3(b)(iv)
Parent Related Parties	8.3(f)(ii)
Party	Preamble
Payment Agent	2.10(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Prohibited Financing Modifications	6.5(b)(iii)
Proposal Notice Period	5.3(d)(ii)(3)
Prospective Purchaser	5.3(b)
Proxy Statement	6.3(a)
PSU Consideration	2.8(c)
Qualified Plan	3.16(d)
Related Parties	3.27
Required Amounts	4.11(f)
Requisite Stockholder Approval	3.2(c)

Term	Section Reference
Restricted Stock Consideration	2.8(d)
RSU Consideration	2.8(b)
Sale/Leaseback Financing	4.11(c)
Sale/Leaseback Purchase Agreement	4.11(c)
Sale/Leaseback Transaction	6.24
SAP ERP System	3.13(l)
Scheduled Amended Tax Return	5.4
Solvent	4.13
Surviving Corporation	2.1
Takeover Statute	3.24
Termination Date	8.1(c)
Third Party Purchaser	6.24
Transaction Legal Proceedings	9.10(a)
Uncertificated Shares	2.10(c)

1.3            Certain Interpretations.

(a)            When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated. Notwithstanding the foregoing and for the avoidance of doubt, the Company Disclosure Letter forms part of this Agreement.

(b)            When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)            Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)            When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)            The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)            When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)            Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)            A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j)            All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)            The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)            The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(m)            The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)            No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)            The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p)            The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

(q)            Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been either posted to the “Project Trace” virtual data room managed by the Company on Datasite located at https://americas.datasite.com/manda/project/621d4cd5efd59377c0d985a9/content/index?mode=index or contained in any Company SEC Report filed with, or furnished to, the SEC in each case at least one (1) Business Day prior to the Agreement Date.

ARTICLE II
THE MERGER

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2            The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”), together with any other filings or recordings required by the DGCL.

2.3            The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a m., Eastern time, on the date that is two (2) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that the Closing shall not occur prior to the date that is forty-five (45) days immediately following the date of this Agreement (or, if such day is not a Business Day, the succeeding Business Day immediately following such date) without the prior written consent of Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4            Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5            Certificate of Incorporation and Bylaws.

(a)            Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “TESSCO Technologies Incorporated.”

(b)            Bylaws. At the Effective Time, subject to the provisions of Section 6.10, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6            Directors and Officers.

(a)            Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)            Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the individuals set forth on Schedule 2.6 attached hereto, each to hold office until their respective successors are duly appointed or elected or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

2.7            Effect on Capital Stock.

(a)            Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)            each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)            each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than with respect to Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $9.00 without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12); and

(iii)            each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)            Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or the Company Equity Awards occurring on or after the Agreement Date and prior to the Effective Time.

(c)            Statutory Rights of Appraisal.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who are entitled to demand and properly demands appraisal of such Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price, pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the fair value of such Dissenting Company Shares as may be determined in accordance with the provisions of Section 262 of the DGCL subject to any required withholding of Taxes (and at the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively waived, withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, subject to any required withholding of Taxes, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.10, and the rights of all such Company Stockholders to receive the rights of appraisal set forth in Section 262 of the DGCL shall cease.

(ii)            The Company will give Parent (A) no later than one (1) Business Day following receipt, notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares as well as any correspondence received relating thereto; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to such notices, instruments, demands for appraisal and actual or attempted withdrawals pursuant to the DGCL in respect of Dissenting Company Shares, and any such correspondence related thereto. The Company may not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal, settle or offer to settle any such demands for payment in respect of Dissenting Company Shares or waive any failure by any holder of Company Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the DGCL, or agree to do any of the foregoing.

2.8            Equity Awards.

(a)            Company Options.

(i)            The Company shall provide notices and take all such other action required (if any) under the Company Equity Plans and the applicable Company Option award agreements so that each Vested In-the-Money Option outstanding as of immediately prior to the Effective Time shall without any additional action on the part of Parent, the Company or the holder thereof, be canceled, with the holder of any Vested In-the-Money Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Price over the per share exercise price of such Vested In-the-Money Option, by (ii) the full number of shares of Company Common Stock covered by such Vested In-the-Money Option. The Surviving Corporation shall pay the amounts due or accruing pursuant to this Section 2.8(a) (the “Option Consideration”), through its payroll system, as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(ii)            The Company shall provide notices and take all such other action required (if any) under the Company Equity Plans and the applicable Company Option award agreements so that each Company Option that is outstanding as of immediately prior to the Effective Time and is not a Vested In-the-Money Option shall, without any additional action on the part of Parent, the Company or the holder thereof, be canceled and extinguished without payment of any consideration therefor, at the Effective Time.

(b)            Company Restricted Stock Unit Awards. At the Effective Time, each Vested Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, in accordance with the terms of the applicable award agreement, be cancelled, and the holder of such Vested Company Restricted Stock Unit Award shall then be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the Per Share Price by (ii) the full number of shares of Company Common Stock covered by such Vested Company Restricted Stock Unit Award; provided, that, insofar as any Company Restricted Stock Unit Award (or portion thereof) is not vested, or by the terms of the applicable award agreement would not vest in connection with the consummation of the Transaction (and therefore is not a Vested Company Restricted Stock Unit Award), such Company Restricted Stock Unit Award (or such portion thereof) shall without any action on the part of Parent, the Company or the holder thereof, be canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(b) (the “RSU Consideration”), through its payroll system, as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(c)            Company Performance Stock Unit Awards. At the Effective Time, each Vested Company Performance Stock Unit Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, in accordance with the terms of the applicable award agreement, be cancelled, and the holder of such Vested Company Performance Stock Unit Award shall then be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the Per Share Price by (ii) the full number of shares of Company Common Stock issuable pursuant to such Vested Company Performance Stock Unit Award as determined under the terms of the Company Equity Plans and the applicable Company Performance Stock Unit Award agreements; provided, that insofar as any Company Performance Stock Unit Award (or portion thereof), which by the terms of the applicable award agreement is not then earned, and would not be earned or earned and vest in connection with the consummation of the Transaction (and therefore is not a Vested Company Performance Stock Unit Award), such Company Performance Stock Unit Award (or such portion thereof) shall without any action on the part of Parent, the Company or the holder thereof, be canceled and extinguished without payment of any consideration therefor and without any further action on the part of the Company. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(c) (the “PSU Consideration”), through its payroll system, as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(d)            Company Restricted Stock Awards. At the Effective Time, each Vested Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of the Parent, the Company or the holder thereof, in accordance with the terms of the applicable award agreement, be cancelled, and the holder of such Vested Company Restricted Stock Award shall then be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the Per Share Price by (ii) the full number of shares of Company Common Stock covered by such Vested Company Restricted Stock Award; provided that any Company Restricted Stock Award (or portion thereof), which by the terms of the applicable award agreement is not then vested, and would not vest (or the risk of forfeiture lapse) in connection with the consummation of the Transaction (and therefore is not a Vested Company Restricted Stock Award), shall without any action on the part of Parent, the Company or the holder thereof, be canceled and extinguished without payment of any consideration thereof and without any further action on the part of the Company. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(d) (the “Restricted Stock Consideration”), through its payroll system, as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(e)            Further Actions. The Company (including the Company Board or any duly authorized committee thereof that governs or administers the outstanding Company Equity Awards and/or the Company Equity Plans) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.8 (including the giving of any notices, obtaining any required consents and using commercially reasonable efforts to obtain Company Equity Award Cancellation Agreements from any Section 16 officers of the Company under the Exchange Act) and to terminate the Company Equity Plans effective as of the Effective Time; such that, following the Effective Time, (i) there shall be no outstanding Company Equity Awards (whether vested or unvested) and (ii) no participant in any Company Equity Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. For the avoidance of doubt, (A) no Company Equity Award (or portion thereof), will be, and the Company (including the Company Board or any duly authorized committee thereof that governs or administers the outstanding Company Equity Awards and/or the Company Equity Plans) shall not permit any Company Equity Award to be, accelerated in connection with the consummation of the Transaction, except for any Company Equity Award which, by its express contractual terms (including the applicable terms of any Company Equity Plan), will automatically (without any action on the part of the Company (including the Company Board or any duly authorized committee thereof that governs or administers the outstanding Company Equity Awards and/or the Company Equity Plans)) accelerate in connection with the Transaction, and (B) any Company Equity Award (or portion thereof) that is (x) not vested (or the earning and vesting or vesting thereof not accelerated) will be cancelled as of the Effective Time for no consideration and (y) vested (or the earning and vesting or vesting thereof accelerated) will be cancelled for no consideration other than the cash payable, if any, pursuant to this Section 2.8.

(f)            Section 409A. To the extent a payment pursuant to this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest permissible date that payment would not trigger such Tax or penalty.

2.9            Treatment of Employee Stock Purchase Plan. The Company shall, prior to the Effective Time, take all actions necessary to ensure that (i) no new Offer Period under the Company’s Team Member Stock Purchase Plan effective as of February 1, 1999 (the “ESPP”) shall commence or have commenced on or after the Agreement Date, (ii) no new participants be permitted into the ESPP after the Agreement Date, and (iii) the existing participants thereunder may not increase their elections with respect to the Offer Period in effect on the Agreement Date. To the extent that any Offer Period that is in effect on the Agreement Date is scheduled to remain in effect as of the Closing Date, the Company shall provide at least ten (10) days’ prior written notice of the occurrence of the Closing Date, and participants in the ESPP with respect to such purchase period shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the automatic exercise date contemplated by the following sentence in accordance with the terms of the ESPP. Each purchase right under the ESPP, which has not been terminated at the participant’s election as provided in the preceding sentence, that is outstanding as of the day prior to the Closing Date, shall automatically be exercised on such day, by applying the payroll deductions of each participant holding such rights for the purchase period in which the Closing Date occurs to the purchase of Shares at the price applicable to such purchase right. The Company shall, prior to the Effective Time, take all actions necessary to terminate the ESPP, effective immediately prior to the Effective Time (but subject to the consummation of the Merger). For purposes of this Section 2.9, “Offer Period” shall have the meaning ascribed to such term in the ESPP.

2.10            Exchange of Certificates.

(a)            Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”) and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company and Parent, with such Payment Agent. Subject to the terms and conditions of this Agreement, the Company acknowledges and agrees that upon irrevocable payment by or on behalf of Parent to the Payment Agent of any amounts required to be paid hereunder to the Payment Agent for the benefit of, and for the distribution to the Company Stockholders, Parent shall have fully satisfied and discharged its obligations to make any such payments hereunder to such Company Stockholders (but not, for the avoidance of doubt, to any holders of any Company Equity Awards, who shall receive their respective payments in respect of any Company Equity Award pursuant to Sections 2.8(a) – (d)) and Parent and its Affiliates shall have no further liability with respect to such payments, regardless of the manner or timeliness of any subsequent distributions of payments by the Payment Agent to the Company Stockholders.

(b)            Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.7(a), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7(a) (the “Exchange Fund”). To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a). Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)            Payment Procedures. Promptly following the Effective Time (and in any event within two (2) Business Days after the Closing Date), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares, Restricted Shares and Owned Company Shares) (the “Certificates”); and (ii) subject to the last sentence of this Section 2.10(c), uncertificated Shares that represented outstanding Shares (other than Dissenting Company Shares, Restricted Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7.

Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price (subject to any required withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” in customary form by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to any required withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d)            DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)            Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price (subject to any required withholding Taxes payable in respect thereof) may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)            No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)            Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of record of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of record of any such Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11            No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Price (subject to any required withholding Taxes payable in respect thereof) payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). Upon payment in accordance with the terms of this Article II, the Per Share Price will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12            Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price (subject to any required withholding Taxes payable in respect thereof) payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13            Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, their Affiliates, and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to, or deposited with, the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent the Payment Agent, Parent, the Company, the Surviving Corporation or their Affiliates intend to make any deduction or withholding from payments made in connection with this Agreement (other than amounts properly treated as compensation for applicable tax purposes), the applicable withholding agent shall use commercially reasonable efforts to give the Company prior notice of such withholding and shall reasonably cooperate to reduce or eliminate such withholding.

2.14            No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the Agreement Date (the “Company Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates, subject to the terms of Section 9.12, or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2020 (the “Lookback Date”) and prior to the Agreement Date (other than in any “risk factors”, “forward looking statements” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statement), it being acknowledged that nothing set forth or disclosed in any Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.5 or Section 3.10(b), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1            Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2            Authority; Approvals and Enforceability.

(a)            Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder, and subject only to the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, and subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger, have each been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary in connection therewith.

(b)            Company Board Approval. The execution and delivery of this Agreement by the Company and the Ancillary Agreements to which the Company is a party and performance by the Company of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Company Board. As of the Agreement Date, the Company Board has determined that this Agreement, the Ancillary Agreements to which the Company is a party, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company Stockholders and has resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the Agreement Date.

(c)            Requisite Stockholder Approval. Except for the affirmative vote for the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote in favor of adopting this Agreement (the “Requisite Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.24 of this Agreement, no other vote of holders of any class of Company Capital Stock is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d)            Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (the “Enforceability Limitations”).

3.3            Required Filings and Consents.

(a)            Non-Contravention. Except as set forth in Section 3.3(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the performance by the Company of its covenants and agreements under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party will not, (i) assuming receipt of the Requisite Stockholder Approval, breach, conflict with or violate the Charter or the Amended and Restated Bylaws of the Company (the “Bylaws”) or any Company Subsidiary Document (as defined below), (ii) assuming receipt of the government approvals contemplated by Section 3.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)            Requisite Governmental Approvals. Except as set forth on Section 3.3(b) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the performance by the Company of its covenants and agreements under this Agreement, the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) and the Ancillary Agreements to which the Company is a party will not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (ii) such consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL, (iv) compliance with any applicable rules of NASDAQ, and (v) such other consents, approvals, Orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not be material to the Company and its Subsidiaries taken as a whole.

3.4            Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of its respective Company Subsidiary Documents, except, in each case, as would not be material to the Company and its Subsidiaries taken as a whole.

3.5            Company Capitalization.

(a)            Capital Stock. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, and 500,000 shares of Company Preferred Stock. As of April 11, 2023 (such date, the “Capitalization Date”), (i) 9,249,704 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 659,500 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 178,627 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Unit Awards, (v) 30,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Performance Stock Unit Awards, (vi) 66,902 shares of Company Common Stock are Restricted Shares, (vii) 40,972 shares of Company Common Stock were reserved for issuance pursuant to the ESPP, (viii) 47,413 shares of Company Common Stock were issued and held in the treasury of the Company, and (ix) 325,518 shares of Company Common Stock were issued and held pursuant to the Company 401(k) Plan. Between the Capitalization Date and the Agreement Date, the Company has not issued or reserved for issuance or outstanding any securities (including warrants, calls, options, subscriptions, rights of first offer or refusal, preemptive rights or any similar rights, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible or exchangeable into or exercisable for capital stock or other voting securities of or ownership interests in, the Company or any of its Subsidiaries, or phantom stock, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based commitments, contingent value rights or similar securities or rights that are derivative of, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or any of its Subsidiaries) except for shares of Company Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to the Capitalization Date.

(b)            Company Equity Plans. The Company Equity Plans, the ESPP and the Company 401(k) Plan are the only plans or agreements adopted by the Company that provide for the issuance of equity to any current or former service provider of the Company. The Company has made available to Parent complete and accurate copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(c)            Company Equity Awards. Section 3.5(c) of the Company Disclosure Letter sets forth a complete and accurate list as of April 11, 2023 of all outstanding Company Equity Awards granted under any Company Equity Plans or otherwise, indicating, with respect to each Company Equity Award then outstanding, the type of awards granted, the number of shares of Company Common Stock subject to such Company Equity Award, the plan under which such Company Equity Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of April 11, 2023 and whether (and to what extent) the vesting of such Company Equity Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger). With respect to each grant of a Company Equity Award, (i) each such grant was made in all material respects in accordance with the terms of the applicable Company Equity Plan and applicable Law (including the rules of NASDAQ or any other applicable stock exchange and the terms of any applicable securities listing agreement) and (ii) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company SEC Reports (including financial statements) and all other applicable Laws. Each Company Option has been granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the guidance and regulations issued thereunder) of Company Common Stock underlying such Company Option on the grant date thereof.

(d)            Securities of the Company Group. Except as described in Section 3.5(a) or Section 3.5(c) of this Agreement, no (i) capital stock or other voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible or exchangeable into or exercisable for such capital stock or other voting securities of or ownership interests in the Company or any of its Subsidiaries, (iii) warrants, calls, options, subscriptions, rights of first offer or refusal, preemptive rights or any similar rights, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible or exchangeable into or exercisable for capital stock or other voting securities of or ownership interests in, the Company or any of its Subsidiaries, or (iv) phantom stock, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based commitments, contingent value rights or similar securities or rights that are derivative of, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or any of its Subsidiaries, is issued, reserved for issuance or outstanding as of the Agreement Date. Except as described in Section 3.5(c) of this Agreement and except for changes since the Agreement Date resulting from the exercise of employee stock options outstanding on such date, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. Other than upon the net exercise of employee options or pursuant to withhold-to-cover elections under the outstanding Company Restricted Stock Unit Awards, Company Restricted Stock Awards and Company Performance Stock Unit Awards, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights, anti-dilutive rights, preemptive rights, rights of first refusal or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary. In accordance with Section 5.2(b), there are no obligations to fund any matching contributions under the Company’s 401(k) Plan with shares of capital stock of the Company.

(e)            Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified in Section 3.5(a) of this Agreement will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound (other than and excepting the Restricted Shares, which are issued subject to the applicable terms thereof). None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock or any security convertible or exchangeable into or exercisable for such capital stock (including but not limited to, stock options, phantom stock, stock appreciation, restricted stock, restricted stock units or performance stock units) of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens. Except as set forth in Section 3.5(e) of the Company Disclosure Letter, there is no outstanding obligation or commitment of the Company to issue, grant, repurchase, redeem or otherwise acquire any Company Common Stock. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries. Upon the Effective Time, Parent will own beneficially and of record 100% of the issued and outstanding equity securities of the Company that are subject to the Company Equity Awards.

(f)            Exchange Act. The Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6            Subsidiaries. A true, complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.6 of the Company Disclosure Letter. Except as set forth in Section 3.6 of the Company Disclosure Letter, the Company does not own, and since the Lookback Date has not owned, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any other Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7            Company SEC Reports. The Company has timely filed all forms, reports, schedules, statements and other documents, including any exhibits and other information incorporated therein, amendments and supplements thereto, required to be filed by the Company with the SEC since the Lookback Date (collectively with reports filed or furnished after the Agreement Date, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the Agreement Date and prior to the Effective Time, (a) were and, in the case of the Company SEC Reports filed after the Agreement Date, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the Agreement Date, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters or other correspondence received from the SEC or the staff of the SEC with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the Agreement Date, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Subsidiaries of the Company are required to file any forms, reports, schedules, statements or other documents with the SEC. There has been no material correspondence between the SEC and the Company since the Lookback Date that is not set forth in the Company SEC Reports or that has not otherwise been disclosed to Parent prior to the Agreement Date. Since the Lookback Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act.

3.8            Company Financial Statements; Internal Controls.

(a)            Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the Agreement Date, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b)            Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

(c)            Internal Controls. The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.

(d)            Accounting Controls. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e)            No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f)            Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has within the preceding three (3) years received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has, in the past three (3) years, reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any duly authorized committee thereof or to any current director or executive officer of the Company.

(g)            Employment. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has within the preceding three (3) years provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has, in the past three (3) years, discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(h)            All of the Company Group’s accounts and notes receivable reflected on the Audited Company Balance Sheet or which have arisen after the date thereof and on or before the Effective Time represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes representing amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business consistent with past practice and have been or will be billed and are generally due within thirty (30) days after such billing. The reserve for bad debts shown on the Audited Company Balance Sheet or, with respect to accounts and notes receivable of the Company Group arising after the date of the Audited Company Balance Sheet, in the books of the Company Group, have been determined in accordance with the Company Group’s books and records, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Except as set forth on Section 3.8(h) of the Company Disclosure Letter, since December 31, 2022, there have not been any write-offs as uncollectible of Company Group accounts or notes receivable except for write-offs in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate.

(i)            All of the Company Group’s accounts payable and all payables and other accruals of the Company Group reflected on the Audited Company Balance Sheet or which have arisen after the date thereof and on or before the Agreement Date have been accurately reflected on the books and records of the Company Group, and have arisen from bona fide, arm’s length transactions in the ordinary course of business consistent with past practice.

3.9            Undisclosed Liabilities. Except as specifically reflected and adequately reserved against in the Audited Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of a type that would be required to be reflected on the face of a consolidated balance sheet prepared in accordance with GAAP, other than (a) Liabilities incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (b) Liabilities under this Agreement, or expressly permitted to be incurred under this Agreement, and (c) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

3.10            Subsequent Changes. Except as set forth in Section 3.10 of the Company Disclosure Letter, since the date of the Audited Company Balance Sheet through the Agreement Date, (a) the Company has conducted its business in the ordinary course of business consistent with past practice except any actions taken in good faith to respond to COVID-19 Measures, (b) there has not occurred any Company Material Adverse Effect and (c) except for events giving rise to, and the discussion and negotiation of this Agreement, there has not been any action that, if taken or proposed to be taken after the Agreement Date, would be prohibited by Section 5.2.

3.11            Real Property.

(a)            Owned Real Property.

(i)            Section 3.11(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”). Except as set forth in Section 3.11(b)(i) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries leases, subleases or licenses any portion of the Owned Real Property to any Person and no Person has any right to use or occupy any portion of the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof. To the Company’s Knowledge, there are no unrecorded options or contracts to purchase, contracts for deed or mortgage commitments, sales agreements, participation agreements, mortgages, or unrecorded deeds, easements or rights-of-way for users or other instruments adversely affecting title to the Owned Real Property.

(ii)            Except as set forth in Section 3.11(a)(ii) of the Company Disclosure Letter, the Company has good, marketable fee simple title to each Owned Real Property free and clear of all Liens, except for Permitted Liens. There is no pending or, to the Company’s Knowledge, threatened, action, suit or other proceeding (including condemnation or other eminent domain) affecting any Owned Real Property or any sale or other disposition of any Owned Real Property in lieu of condemnation. No Owned Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored.

(iii)            The use and occupancy of all Owned Real Property is in compliance in all material respects with all applicable Laws and all applicable insurance requirements. Neither the Company nor any of its Subsidiaries has received any written notice of any material violation or claimed material violation of any such Laws or applicable insurance requirements with respect to any Owned Real Property which have not been cured. No portion of any Owned Real Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such applicable Owned Real Property to fulfill any zoning, building code or other requirement under applicable Law. To the Company’s Knowledge and other than as set forth in Section 3.11(a)(iii) of the Company Disclosure Letter, (A) there is no defect in any structural component of any improvement on any Owned Real Property, and (B) all improvements and fixtures on all Owned Real Property, including roofs, structures, electrical, plumbing and HVAC systems and equipment, are in good operating condition, subject to ordinary wear and tear. No work has been performed at the Owned Real Property, and no materials have been furnished to the Owned Real Property, which though not presently the subject of a lien would reasonably be expected to give rise to mechanics’, materialmen’s or other liens against the Company’s interest in the Owned Real Property or any portion thereof.

(iv)            The Company has made available to Parent a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies that are known to be in the Company’s or its Subsidiary’s, as applicable, possession or control that cover any of the Owned Real Property.

(v)            The Company or a Subsidiary thereof, as applicable, presently enjoys peaceful and undisturbed possession of each parcel of Owned Real Property. Except as would not be material to the Company and its Subsidiaries taken as a whole, (A) all Owned Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable Laws and certificates of occupancy and (B) each use of any Owned Real Property by the Company or its Subsidiaries, as applicable, is and has been valid, permitted and in conformance with the current zoning classification of such Owned Real Property.

(vi)            There are no management fees with respect to the Owned Real Property and there are no unrecorded labor, mechanic’s or materialmen’s liens against the Owned Real Property. To the Company’s Knowledge, no work has been done on the Owned Real Property, nor notice received that work is to be done on the Owned Real Property by the municipality (county, city, borough or township), or at its direction, including but not limited to the installation of water or sewer lines or of other utilities, or for improvements such as paving or repaving of streets or alleys, or the installation of curbs and sidewalks.

(vii)            The Company has received no written notice of past or present violations of any covenants, conditions, restrictions or agreements for any of the Owned Real Property that remains uncured, and any charges or assessments provided for in the covenants, conditions and restrictions that have become due and payable have been duly paid and no amounts are outstanding. Without limiting the foregoing, to the Company’s Knowledge, the Company has not violated or defaulted under, or failed to pay any assessments due under (a) the Declaration of Covenants, Conditions and Restrictions for Reno Aircenter, recorded July 2, 1981, in Book 1647, Page 595 as Instrument No. 746669 in the official records of Washoe County, Nevada, as the same may have been supplemented and amended, or (b) the Declaration of Covenants, Conditions and Restrictions for Aircenter Business Park, recorded April 8, 1985, in Book 2152, Page 39 as Instrument No. 989073 in the official records of Washoe County, Nevada, as the same has been supplemented and amended.

(viii)            There are no special assessment proceedings, zoning, or other land-use regulation proceedings pending or, to the Company’s Knowledge, threatened in writing against the Owned Real Property. To the Company’s Knowledge, there is no action or proceeding, including but not limited to bankruptcy, which is now pending against the owners of the Owned Real Property in any state or federal court, nor is there any attachment, judgment or other encumbrance which may now constitute a Lien upon the Owned Real Property, nor are there any claims or pending claims against the Company which may be satisfied through a Lien or attachment against the Owned Real Property.

(b)            Leased Real Property.

(i)            Section 3.11(b)(i) of the Company Disclosure Letter contains a true, complete and accurate list of all real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries (collectively, the “Leased Real Property”), as well as a complete and accurate list of all leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party in connection with such Leased Real Property (each, a “Company Real Property Lease” and, collectively, the “Company Real Property Leases”). Each Company Real Property Lease is in full force and effect and has not been modified, amended, terminated, renewed, or extended, except as set forth in the applicable Company Real Property Lease. Except as would not be material to the Company and its Subsidiaries taken as a whole, there is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the Knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured. Neither the Company nor any of its Subsidiaries has pledged, encumbered, subleased, licensed or otherwise granted any third party the right to use or occupy any material portion of any Leased Real Property.

(ii)            Except as set forth in Section 3.11(b)(ii) of the Company Disclosure Letter, as of the date hereof, the Company and/or its Subsidiaries have valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except for Permitted Liens. The Company or its Subsidiaries, as applicable, presently enjoys peaceful and undisturbed possession of the Leased Real Property.

(iii)            Except as set forth in Section 3.11(b)(iii) of the Company Disclosure Letter, to the Company’s Knowledge, all improvements and fixtures on all Leased Real Property, including roofs, structures, electrical, plumbing and HVAC systems and equipment, are in good operating condition in all material respects, subject to ordinary wear and tear. Neither the Company nor any of its Subsidiaries has received written notice that any Leased Real Property is in violation of any applicable Law which violation has not been cured. No construction, alteration or other leasehold improvement work with respect to any Leased Real Property remains to be paid for or to be performed by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the applicable landlord thereunder. Neither the Company nor any of its Subsidiaries is a party to any non-disturbance agreement, lessor forbearance agreement (including with respect to COVID-19), lessor waiver agreement or similar agreement affecting any Leased Real Property.

3.12            Tangible Property. Except as set forth in Section 3.12 of the Company Disclosure Letter, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by each Company Group Member are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company Group, taken as a whole, free and clear of all Liens, except for Permitted Liens or conditions or defects in title that in the aggregate would not be material to the Company Group. Except for obsolete or damaged or defective items, which items have an aggregate fair market value of less than $2,000,000.00, all inventory owned by any Company Group Member is of a quality and quantity usable and salable in the ordinary course of business consistent with past practice.

3.13            Intellectual Property.

(a)            Registered Intellectual Property. Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Registered Intellectual Property. All Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Each Company Group Member has complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Company Registered Intellectual Property filed by or on behalf of any Company Group Member and have made no material misrepresentation in such applications. All assignments of Company Registered Intellectual Property to any Company Group Member have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. Except for Company Registered Intellectual Property that has been allowed to lapse or expire in the ordinary course of business, since the Lookback Date, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registered Intellectual Property owned by any Company Group Member have been timely paid by or on behalf of the Company Group Member.

(b)            Absence of Liens. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, all Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, all Company Intellectual Property is, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party, except as would not be material to the Company Group in the aggregate. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party in any material Company Intellectual Property, or since the Lookback Date transferred ownership to any third party, of any material Intellectual Property Rights that were owned by the Company or a Subsidiary of the Company. The Company Intellectual Property and the Intellectual Property Rights licensed by the Company constitute all material Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted in all material respects.

(c)            No Infringement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the last six (6) years, in the conduct of the business of the Company and its Subsidiaries, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not be material to the Company Group in the aggregate. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened in writing (and at no time since the Lookback Date has there been pending or threatened in writing) Legal Proceeding against any Company Group Member, alleging that any activities, products or conduct of such Company Group Member’s business infringes upon, misappropriates, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights of the Company or any of its Subsidiaries in Company Intellectual Property, except any such infringement, misappropriation or violation which would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially impair the continued operation of the businesses of the Company and its Subsidiaries, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property.

(d)            No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property which remain unresolved as of the Agreement Date. To the Knowledge of the Company, no third party (i) is infringing upon, misappropriating, violating, or using without authorization any Company Intellectual Property, or (ii) has since the Lookback Date infringed upon, misappropriated, violated, or used without authorization any Company Intellectual Property, except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)            Company In Licenses. Section 3.13(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property right that is material to the business of the Company or any of its Subsidiaries taken as a whole (“Company In Licenses”), other than (i) non-exclusive licenses for commercially-available “off-the-shelf” software and (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice. Each item of Intellectual Property Rights licensed under the Company In Licenses will be available for use by the applicable Company Group Member immediately following the Closing Date on substantially identical terms and conditions as it was immediately prior to the Closing Date.

(f)            Company Out Licenses. Section 3.13(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Company Intellectual Property, other than non-disclosure agreements and non-exclusive licenses entered into in the ordinary course of business consistent with past practice that are ancillary to the provision of products or services (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).

(g)            No Breach of Company IP Licenses. Except as would not be material to the Company Group in the aggregate, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in breach of any such Company IP License that is material to the business of the Company Group, taken as a whole and (ii) the consummation of the transactions contemplated hereby will not result or cause: (A) the breach by any Company Group Member of any Company IP License, (B) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (C) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property.

(h)            Proprietary Information. The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain all material Company Intellectual Property, including to preserve the secrecy and confidentiality of their trade secrets. The Company and its Subsidiaries have obtained assignments of all Intellectual Property Rights on behalf of the Company and its Subsidiaries by all employees and independent contractors of the Company or its Subsidiaries who have created, invented, conceived, or developed Intellectual Property Rights on behalf of or for the Company and its Subsidiaries, or such employees or such independent contractors have created, invented, conceived, or developed such Intellectual Property Rights in the scope of employment or work with a Company Group Member.

(i)            Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property.

(j)            Data Security Requirements and Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Lookback Date, (i) the Processing by the Company or any Subsidiary of the Company of any Personal Information has, to the Knowledge of the Company, complied in all material respects with (A) all applicable Laws relating to data privacy or data security, (B) the Company’s and its Subsidiaries’ existing contractual commitments with third parties relating to the privacy or security of Personal Information and (C) the Company’s and its Subsidiaries’ external privacy policies applicable to the Processing of Personal Information from individuals by the Company or any of its Subsidiaries or any of their agents; (ii) no claims have been asserted in writing or, to the Knowledge of the Company, are threatened in writing against the Company or any Subsidiary of the Company by any third party alleging a violation of any third party’s privacy rights relating to Personal Information and (iii) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has suffered any breach in security that has resulted in any unauthorized access to or disclosure of Personal Information held by or on behalf of the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries notified or been required to notify any Person of any information or data security breaches or other incidents.

(k)            Information Technology Systems of the Company Group. The Company and its Subsidiaries (i) have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted, (ii) since the Lookback Date, the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to protect the integrity and security of the information technology systems used in connection with the operation of the Company and its Subsidiaries, and the data stored or transmitted on such systems, and (iii) to the Knowledge of the Company, such systems are free in all material respects from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code. No Company Group Member is in material breach of any of the terms or conditions of any license to Open Source Software in a manner that would require such Company Group Member to disclose, license or distribute Source Code that is owned by and proprietary to such Company Group Member. Since the Lookback Date, no Company Group Member has received any written demand from any third party to license, disclose or distribute the Source Code of any products offered by any Company Group Member or any Software included in the Company Intellectual Property owned by any Company Group Member pursuant to a Reciprocal License. Since the Lookback Date, each Company Group Member has taken commercially reasonable physical and electronic security measures to prevent disclosure of such Software in Source Code format, and, to the Knowledge of the Company, no third party has obtained unauthorized access to such Software in Source Code format.

(l)            SAP Implementation. As of January 3, 2023, the Company transitioned from its existing enterprise resource planning software (the “Legacy ERP System”) to a new SAP enterprise resource planning system (the “SAP ERP System”). As of the Agreement Date, (i) no Company Group Member uses the Legacy ERP System to operate the business of the Company Group other than for informational purposes in the ordinary course of business and (ii) the SAP ERP System complies with all applicable Laws. Except as provided in Section 3.13(l) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger will result in a breach of any agreement concerning the SAP ERP System or adversely impact the Company’s ability to use the SAP ERP System following the Closing Date. The Company or a Subsidiary has made available to the Parent all Contracts, including all statements of work, change orders, and terms and conditions, governing the SAP ERP System.

3.14            Material Contracts.

(a)            Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean (other than this Agreement and the Ancillary Agreements):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than (A) those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries and (B) any Contract listed elsewhere on Section 3.14(b) of the Company Disclosure Letter in relation to any other subsection of this Section 3.14(a);

(ii)            any Contract or series of related Contracts required to be listed in Section 3.14(b) of the Company Disclosure Letter in relation to Section 3.14(a)(xii) (A) containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) to engage, or to compete with any Person (other than standard confidentiality agreements and standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) that grants to any Third Person (I) a right of first refusal, first offer or first negotiation on any party of the business, assets or properties of the Company or its Subsidiaries or (II) a “most favored nation” or other similar pricing restrictions or (III) exclusivity for any services, products or geographic location or (D) containing any covenant limiting the right of the Company or any of its Subsidiaries (or after the Closing Date, the Surviving Corporation) to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii)            the Company IP Licenses;

(iv)            any Contract entered into either in the past six (6) years or after the Agreement Date (A) whereby the Company or any of its Subsidiaries have disposed of or acquired, or contemplates after the Agreement Date, the disposition or acquisition by the Company or any of its Subsidiaries, of any Third Person or any line of business (whether structured as an acquisition or disposition of assets or equity) or (B) which contains any material ongoing obligations to a Third Person (including any indemnification obligations, earn-out payments, escrows or holdbacks, post-closing true-ups, seller notes, and other similar payments (whether contingent or otherwise));

(v)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivables and payables, (B) loans to Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi)            any Contract forming a joint venture or partnership between a Company Group Member and a Third Person;

(vii)            any settlement, conciliation or similar Contract (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the Agreement Date;

(viii)            any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(ix)            any Contract for the employment of any director, officer or employee of the Company Group providing for annual base salary in excess of $150,000 (excluding any Contract relating to an Employee Benefit Plan or a Company Equity Plan);

(x)            any Contract for the sale of Company Products with any customer or reseller who, in the years ended December 31, 2021 or December 31, 2022, was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries (on a consolidated basis), based on amounts received or receivable (each, a “Major Customer”);

(xi)            any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable manufacturer) with any supplier or vendor of the Company or any of its Subsidiaries who, in the years ended December 31, 2021 or December 31, 2022, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries (on a consolidated basis), based on amounts paid or payable (each, a “Major Supplier”);

(xii)            any Contract or series of related Contracts (other than any Contract listed elsewhere on Section 3.14(b) of the Company Disclosure Letter in relation to any other subsection of this Section 3.14(a)) that provide for payment obligations by the Company or any of its Subsidiaries (on a consolidated basis) in any twelve (12) month period of $1,000,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries;

(xiii)            any Government Contract that provides for revenue to, or payables by, the Company or any of its Subsidiaries (on a consolidated basis) in excess of $500,000 in any twelve (12) month period;

(xiv)            any Contract required to be disclosed on Section 3.27 of the Company Disclosure Letter;

(xv)            any Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $500,000;

(xvi)            any Contract that requires the Company or any of its Subsidiaries to indemnify any Person (excluding indemnities entered into in the ordinary course of business consistent with past practices contained in agreements for purchase, sale or license of products or services);

(xvii)            any Contract required to be disclosed on Section 3.11(b) of the Company Disclosure Letter; and

(xviii)            any commitments to enter into any of the foregoing.

(b)            List of Material Contracts. Section 3.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the Agreement Date, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Material Contract.

(c)            Validity. The Company has made available to Parent true and complete copies of all Material Contracts, in each case, as amended or otherwise modified and in effect. Each Material Contract is a legal, valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the Agreement Date, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event, condition or occurrence exists that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. During the last twelve (12) months, (i) the Company has not received any written claim from any other party to any Material Contract that the Company or any of its Subsidiaries has breached in any material respect any obligations to be performed by it thereunder, (ii) no party to any Material Contract has exercised any termination rights, canceled or substantially modified (in a manner that is materially adverse to the Company or any of its Subsidiaries) any Material Contract, and (iii) no party has given written notice to the other party of any material dispute with respect to any Material Contract. There have been no Legal Proceedings or written claims for indemnification made against the Company or any of its Subsidiaries by any counterparty to a Material Contract since the Lookback Date.

3.15            Tax Matters. Except as set forth in Section 3.15 of the Company Disclosure Letter:

(a)            Each of the Company Group Members has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b)            Each of the Company Group Members has fully and timely paid all material amounts of Taxes that are required to be paid by it (whether or not shown on any Tax Return). All material amounts of Taxes of each of the Company Group Members, if not yet due or owing, have been adequately accrued and reserved in accordance with GAAP.

(c)            Each of the Company Group Members has timely withheld and paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party, and has complied in all material respects with applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof. Each of the Company Group Members has collected all material amounts of sales, use and similar Taxes required to be collected, and has timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished with respect thereto properly completed exemption certificates and has maintained all related records and supporting documents in the manner required by applicable Law.

(d)            No material deficiencies for Taxes against any Company Group Member have been claimed, proposed or assessed in writing (or, to the Knowledge of the Company, otherwise) by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(e)            There are no audits, examinations, investigations or other proceedings in respect of Income Taxes, or material amounts of non-Income Taxes, pending or threatened in writing (or, to the Knowledge of the Company, otherwise) with respect to any Company Group Member.

(f)            There are no Liens for Taxes on any of the assets of any Company Group Member other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(g)            No Company Group Member has consented to extend or waive the time in which any Income Tax or material amount of non-Income Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(h)            No Company Group Member is or has been a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. law).

(i)            Each Company Group Member is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to the Company and each of its Subsidiaries. No Company Group Member (i) is the beneficiary of any private letter ruling of the IRS or comparable written ruling of any other Governmental Authority with respect to Taxes or (ii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j)            No Company Group Member is or has been party to any “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Tax Law).

(k)            The Company Group Members have (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(l)            No Company Group Member (i) has been a member of an affiliated, consolidated, combined, unitary or other Tax group filing a consolidated federal Income Tax Return or similar Tax Return for state or local Tax purposes (other than a group the common parent of which was the Company) or (ii) has any material Liability for the Taxes of any Person (other than a Company Group Member) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law, or otherwise (other than, in each case, any liability pursuant to any Contract the principal purpose of which does not relate to Taxes).

(m)            No Company Group Member is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business consistent with past practice that is not primarily related to Taxes) and no Company Group Member is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal Income Tax purposes.

(n)            No written claims have ever been made by any Governmental Authority in a jurisdiction where a Company Group Member does not file a particular Tax Return or pay a particular type of Tax that such Company Group Member is or may be required to file such Tax Return or to pay such type of Tax by that jurisdiction, which claims have not been resolved or withdrawn.

(o)            No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p)            Since the Lookback Date, no Company Group Member has made, changed or revoked any Income Tax or other material Tax election in a manner inconsistent with past practice, adopted or changed any material Tax accounting method or period, filed any amended Tax Return, entered into any closing agreement for Tax purposes, surrendered any right to claim a refund of Income Taxes or a material amount of non-Income Taxes, settled or compromised any Income Tax or other material Tax liability, or consented to the extension or waiver of the limitations period applicable to a claim or assessment relating to Income Taxes or a material amount of non-Income Taxes.

(q)            No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) arising on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date that was received outside the ordinary course of business consistent with past practice. No Company Group Member will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(r)            No Company Group Member is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)            All material Tax records (in particular but not limited to transfer pricing documentation) required to be maintained by any Company Group Member by law or any officially published guidance of any Governmental Authorities with respect to material Taxes have been properly and completely stored and are up to date.

(t)            For purposes of this Section 3.15, any reference to a Company Group Member will be deemed to include any Person that merged with, liquidated into, or converted into such Company Group Member under applicable Law.

3.16            Employee Benefit Matters.

(a)            List of Employee Benefit Plans. Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Benefit Plans.

(b)            Disclosure of Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has made available to Parent complete and accurate copies of the following items, to the extent applicable: (i) such Employee Benefit Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) each current trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Employee Benefit Plan since the Lookback Date.

(c)            Compliance. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Benefit Plan has been established, maintained, funded, operated and administered in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member has (A) met its obligations with respect to each Employee Benefit Plan and (B) timely made (or timely will make) or accrued in accordance with applicable Law and GAAP all required contributions, distributions or other amounts payable with respect thereto. To the Knowledge of the Company, no Company Group Member has incurred or is reasonably likely to incur any penalty, Tax or other Liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d)            Qualified Plans. All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Benefit Plans are qualified and that the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and (ii) no such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, no fact, event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or, to the Knowledge of the Company, any breach of fiduciary duty (as determined under ERISA), has occurred with respect to any Employee Benefit Plan.

(e)            Title IV Plans, Multiemployer Plans, Multiple Employer Plans, etc. None of the Company Group Members has in the past six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have any Liability (including on account of any ERISA Affiliate) with respect to (i) a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f)            Amendments; Termination of Employee Benefit Plans. Except as disclosed in Section 3.16(f) of the Company Disclosure Letter, to the extent permitted by applicable Law, each Employee Benefit Plan is amendable and terminable unilaterally by the Company or any of the Company’s Subsidiaries party thereto or covered thereby at any time without material Liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(g)            No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, and except as disclosed in Section 3.16(g) of the Company Disclosure Letter, no Company Group Member has any Liability in respect of, or obligation to provide, health, life insurance or other welfare benefits or coverage to any person following retirement or other termination of employment (other than (i) continuation coverage through the end of the month in which such termination or retirement occurs; or (ii) life insurance benefits attributable to a death on or prior to the date of termination of employment, both in accordance with the terms of the applicable Employee Benefit Plan).

(h)            Employee Benefit Plan Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan, other than claims for benefits in the ordinary course, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(i)            No Additional Rights. Other than as set forth on Section 3.16(i) of the Company Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with a double-trigger payment provision set forth in an Employee Benefit Plan, (i) entitle any current or former employee, director, consultant or officer of any Company Group Member to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(j)            Nonqualified Deferred Compensation Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been documented and operated in material compliance with Section 409A of the Code.

3.17            Labor Matters.

(a)            Employment Law Compliance. The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices and matters, including those respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors, exempt and non-exempt employees, leased employees and other non-employee service providers), child labor, immigration and work authorization, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, affirmative action, workers’ compensation, labor relations, employee leave issues, COVID-19 and unemployment insurance, except for any such failures, defaults or violations that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No Company Group Member has any Liability for (i) any amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) any arrears of wages, salaries, overtime, wage premiums, commissions, bonuses, fees or other compensation to its current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, or any fines, Taxes, interest or any penalty for failure to pay or delinquency in paying with any of the foregoing; and (iii) any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice and applicable Laws).

(b)            Organized Labor. No Company Group Member is party to, nor bound by, any Labor Agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries. Since the Lookback Date, (i) to the Knowledge of the Company, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iii) there have been no material unfair labor practice charges, strikes, lockouts, material labor grievances, material labor arbitrations, work stoppages, slowdowns, picketing, handbilling, or other material labor disputes, or, to the Knowledge of the Company, threats thereof, against or affecting the Company or any of its Subsidiaries.

(c)            WARN Compliance. Neither the Company nor any of its Subsidiaries is currently engaged, has plans to engage, or, since the Lookback Date, has engaged in any layoffs or employment terminations sufficient in number to trigger application of WARN.

(d)            Employee and Contractor Obligations. Except as disclosed in Section 3.17(d) of the Company Disclosure Letter, all Continuing Employees of the Company or any of its Subsidiaries are employed on an “at-will” basis with no right to continued employment for any specified period. To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or restrictive covenant (i) owed to any third party relating to the right of such person to be employed or engaged by the Company or any of its Subsidiaries, or (ii) owed to the Company or any of its Subsidiaries. The Company has made available to Parent all documented agreements with Continuing Employees and current independent contractors of any Company Group Member.

(e)            Intent to Terminate Employment. To the Knowledge of the Company, except as disclosed in Section 3.17(e) of the Company Disclosure Letter, no current employee of the Company or any of its Subsidiaries with annualized compensation at or above $200,000 intends to or has provided written notice of a present intent to terminate his or her employment with the Company or any of its Subsidiaries prior to the one (1) year anniversary of the Closing.

(f)            Misconduct. Since the Lookback Date, (i) the Company and its Subsidiaries have thoroughly investigated all sexual harassment and other harassment, discrimination and retaliation allegations relating to their respective current or former employees or independent contractors of which any of them is aware and (ii) with respect to each such allegation with potential merit, the Company and/or its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action. Since the Lookback Date, no documented complaints or documented allegations of sexual harassment or other harassment, discrimination or retaliation committed by any management or executive-level employee of the Company or any of its Subsidiaries has been received by the Company or any of its Subsidiaries, whether via internal process or actual or threatened Legal Proceeding.

3.18            Environmental Matters.

(a)            Hazardous Materials. No Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries (or any Person whose liability has been assumed or undertaken by the Company or any of its Subsidiaries) or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, in each case in conditions that represent material non-compliance with Environmental Laws or that would serve as the basis for material Liability for the Company or any of its Subsidiaries under Environmental Laws. Except as disclosed in Section 3.18(a) of the Company Disclosure Letter, to the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries or their agents.

(b)            Environmental Compliance and Hazardous Materials Activities. (i) Since the Lookback Date, the Company and its Subsidiaries have conducted all Hazardous Material Activities in material compliance with all applicable Environmental Laws, (ii) the Hazardous Materials Activities of the Company and its Subsidiaries have not resulted in (x) the exposure of any Person to a Hazardous Material in a manner that has caused or could cause an adverse health effect to any such Person or (y) conditions that would reasonably be expected to serve as the basis for material Liability for the Company or any of its Subsidiaries under Environmental Laws, and (iii) since the Lookback Date, the Company and its Subsidiaries have been in material compliance with Environmental Laws and Environmental Permits.

(c)            No Proceedings. Neither the Company nor or any of its Subsidiaries has received any written notice, report, or other information regarding any violation by or Liability of the Company or its Subsidiaries under Environmental Law (i) within the last six (6) years or (ii) that remains uncured, and no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is currently pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit, Environmental Law or any Hazardous Materials Activity of the Company or any of its Subsidiaries.

(d)            Environmental Disclosure. Each of the Company and its Subsidiaries has made available to Parent all environmental site assessments and all other material environmental documents which are in the Company Group’s known possession or actual control relating to their respective businesses or any properties, facilities or operations thereof.

3.19            Compliance with Laws.

(a)            Generally. The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound, except for any such failures, defaults or violations that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)            Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors or employees or, to the Knowledge of the Company, any agents, representatives or other Person acting on their behalf) have, during the past five (5) years, directly or indirectly, taken any action which would cause it to be in violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. During the past five (5) years, neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established commercially reasonable internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties and disclosed all payments or provisions to foreign officials (as defined by the FCPA).

(c)            Export Control Laws. During the past five (5) years, the Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Laws including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations and any applicable anti-boycott compliance regulations. The Company and its Subsidiaries are in compliance with all applicable import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(d)            Proxy Statement; Other Information. The Proxy Statement will not, at the time it is filed with the SEC in definitive form, at the time it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and of the SEC and NASDAQ. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub in writing specifically for use therein.

3.20            Permits. The Company and its Subsidiaries hold all permits, licenses, authorizations, registrations, Orders and other similar approvals from Governmental Authorities necessary for the operation of the business of the Company Group as currently conducted (collectively, the “Permits”), except for such Permits the absence of which would not reasonably be expected to be, individually or in the aggregate material to the Company and its Subsidiaries taken as a whole. The Permits are in full force and effect, have not, since the Lookback Date, been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. To the Knowledge of the Company, no Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.21            Legal Proceedings and Orders. There are, and since the Lookback Date there have been, no Legal Proceedings (excluding any Transaction Litigation), (a) pending by or against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries, or any of their respective properties or assets, that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.22            Insurance. Set forth on Section 3.22 of the Company Disclosure Letter as of the date hereof is: (i) a true, correct and complete list of all material insurance policies held by or maintained by each Company Group Member (excluding insurance policies delivering benefits to participants and beneficiaries under any Employee Benefit Plan, collectively, the “Insurance Policies”); and (ii) the name of the insurer under each such Insurance Policy, the type of insurance such Insurance Policy provides and the coverage amount thereunder. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all Insurance Policies are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to all such Insurance Policies have been timely paid since the Lookback Date, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such Insurance Policy and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination of an Insurance Policy (other than termination in accordance with its terms), (d) since the Lookback Date, no written notice of cancellation or termination has been received with respect to any such Insurance Policy, other than in connection with ordinary renewals, (e) since the Lookback Date, the Company has not failed to give any notice or present any material claims under any applicable Insurance Policy in a due and timely fashion if it is reasonably likely that the Insurance Policies provide coverage for such claim, (f) no insurer has denied, rejected, questioned or disputed or made any reservation of rights regarding any pending claims as of the Agreement Date under any such Insurance Policies, (g) since the Lookback Date, no policy limits of insurance policies have been exhausted or materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously, (h) the assets of the Company and its Subsidiaries are insured to full replacement cost value under the Insurance Policies and (i) there are no open claims with any insolvent carriers of any Insurance Policy. The Company has made available to Parent complete copies of all Insurance Policies (including without limitation copies of all written amendments or waivers of rights by the Company and its Subsidiaries since the Lookback Date).

3.23            Products.

(a)            Since January 1, 2021, none of the Company or any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority or other Third Person of any actual or possible violation of any applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products in each case involving any Company Product.

(b)            Since January 1, 2021, there have been no Legal Proceedings (including the disposition thereof) against the Company or any of its Subsidiaries which involve personal injury or are otherwise material to the Company and its Subsidiaries, taken as a whole, relating to, or otherwise involving, alleged defects in the Company Products, or the failure of any such Company Products to meet specifications.

(c)            None of the Company or any of its Subsidiaries has, since January 1, 2021, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any of the Company Products and, to the Knowledge of the Company, there are no facts or circumstances that would provide a reasonable basis for any Governmental Authority to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any of the Company Products.

(d)            Since January 1, 2021, (i) the Company Products have been marketed in all material respects in compliance with applicable Laws and (ii) none of the marketing and promotional materials used with respect to the Company Products, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.

3.24            Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.6, the Company Board has taken all necessary actions including adopting all such resolutions as are necessary to render inapplicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Laws (each, a “Takeover Statute”) is applicable to the Company, the Merger or any of the transactions contemplated by this Agreement.

3.25            Brokers, Finders and Financial Advisors. Except for the fees set forth on Section 3.25 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and any Person pursuant to such Person would be entitled to any such payment.

3.26            Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received a written opinion (the “Fairness Opinion”) of William Blair & Company, L.L.C. (“Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Price to be received by Company Stockholders in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been revoked, amended or otherwise modified or rescinded. The Company has been authorized by the Advisor to permit the inclusion of the Fairness Opinion in its entirety and a discussion of the Advisor’s analysis in preparing the Fairness Opinion in the Proxy Statement.

3.27            Affiliated Transactions. Neither (a) any director, officer, equityholder, partner, employee, manager or Affiliate (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries, (b) any of their respective Affiliates (other than Subsidiaries of the Company), nor (c) any of the respective family members of the foregoing (collectively, the “Related Parties”), is a party to any Contract with the Company or its Subsidiaries (other than employment or director agreements) or has any material interest in any property used by the Company or its Subsidiaries, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed in the Company SEC Reports. Except pursuant to employment or director arrangements in effect as of the Agreement Date and provided to Parent prior to the Agreement Date, none of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any amount to the other and none of the Related Parties own any property or right (tangible or intangible) that is used by the Company or any of its Subsidiaries.

3.28            Government Contracts. Since the Lookback Date, the Company and its Subsidiaries have not (a) materially breached or violated any Government Contract, (b) been suspended or debarred from bidding on government Contracts by a Governmental Authority, (c) to the Knowledge of the Company, been audited or investigated by any Governmental Authority with respect to any Government Contract, (d) received any written notice of material breach, cure, show cause or default from any Governmental Authority with respect to any Government Contract, or (e) had any Government Contract terminated by any Governmental Authority.

3.29            COVID-19 and Related Matters. Neither the Company nor any of its Subsidiaries has availed itself of any loans or grants pursuant to the CARES Act, Paycheck Protection Program, Main Street Lending Program or any other legislation enacted after the Agreement Date in response to COVID-19.

3.30            No Other Representations. Except as expressly set forth in this Article III, neither the Company nor any of its Subsidiaries has made any representation or warranty, express or implied, to Parent and/or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1            Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted.

4.2            Authority; Approvals and Enforceability.

(a)            Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b)            Approval. The execution and delivery of this Agreement and the Ancillary Agreements by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger.

(c)            Enforceability. This Agreement and each Ancillary Agreement to which Parent and/or Merger Sub are a party has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3            Required Filings and Consents.

(a)            Non-Contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent and/or Merger Sub are a party do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement, the Ancillary Agreements to which Parent and/or Merger Sub are a party and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements to which Parent and/or Merger Sub are a party will not, (i) breach, conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b), conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) and (iii), as would not reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

(b)            Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (ii) such consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL and (iv) such other consents, approvals, Orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

4.4            Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.5            Legal Proceedings; Orders; Disclosure.

(a)            Legal Proceedings. There are no material Legal Proceedings (other than Transaction Litigation) pending or to the knowledge of Parent, threatened in writing against Parent or Merger Sub, or any of their respective properties or assets, in each case, that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

(b)            Orders. As of the Agreement Date, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

(c)            Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement that were not supplied in writing by or on behalf of Parent or its Subsidiaries for use therein.

4.6            Ownership of Company Capital Stock. Parent and its Subsidiaries do not “own” (as defined in Section 203 of the DGCL), or “beneficially own” (within the meaning of Regulation 13D promulgated under the Exchange Act), any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent, Merger Sub nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL) is or has been since during the three years prior to the Agreement Date an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

4.7            Brokers, Finders and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of Parent, Merger Sub, the Guarantors or any of their respective Affiliates.

4.8            Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters or any agreements or arrangements entered into in connection with the Financing and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9            No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10            Reserved.

4.11            Financing

(a)            Equity Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of a fully executed equity commitment letter of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letter”) from funds affiliated with the Sponsors (collectively, the “Equity Financing Sources”) pursuant to which the Equity Financing Sources have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of each Equity Financing Source’s obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letter.

(b)            Debt Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of (i) a fully executed debt commitment letter of even date herewith from the Debt Financing Commitment Sources (together with all exhibits, annexes, schedules and term sheets attached thereto, in each case as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, collectively, the “Debt Commitment Letter”), and (ii) the Redacted Fee Letter, pursuant to which the Debt Financing Commitment Sources have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (the “Debt Financing”).

(c)            Sale/Leaseback Purchase Agreement. Parent has delivered to the Company a true, correct and complete copy of a fully executed Purchase and Sale Agreement of even date herewith related to the Sale/Leaseback Transaction (together with all exhibits, annexes and schedules attached thereto, in each case as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, collectively, the “Sale/Leaseback Purchase Agreement”, together with the Equity Commitment Letter and the Debt Commitment Letter, the “Financing Letters”) (the “Sale/Leaseback Financing”, together with the Equity Financing and the Debt Financing, collectively referred to as the “Financing”).

(d)            Validity. As of the Agreement Date, the Financing Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent, Merger Sub, the Equity Financing Sources, as applicable, and, to the knowledge of Parent, the Debt Financing Commitment Sources and their respective Affiliates and the Sale/Leaseback Financing Sources and their respective Affiliates, enforceable in accordance with their terms (subject to the Enforceability Limitations). As of the Agreement Date, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing contemplated by the Financing Letters, other than the conditions precedent set forth in therein (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Financing Letters will not be available to Parent on the Closing Date. As of the Agreement Date, Parent, Merger Sub, the Equity Financing Sources and their respective Affiliates, as applicable, are not in default or breach under the terms and conditions of the Financing Letters and, to the knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent, Merger Sub, the Equity Financing Sources or any of their respective Affiliates, as applicable. Parent, or an Affiliate thereof on its behalf, has fully paid any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the Agreement Date.

(e)            No Amendments. As of the Agreement Date, (i) the Financing Letters have not been amended or modified in any manner, and (ii) the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent, Merger Sub, any Equity Financing Source or any of their respective Affiliates, as applicable, or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent, Merger Sub, any Equity Financing Source or any of their respective Affiliates, as applicable, or, to the knowledge of Parent, any other party thereto (it being understood and agreed that, in connection with any amendment, supplement or modification of the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities), the aggregate commitments of the Debt Financing Commitment Sources party to the Debt Commitment Letter may be reduced in the amount of such additional party’s commitments).

(f)            No Other Arrangements. As of the Agreement Date, other than the Redacted Fee Letter, there are no side letters, understandings or other agreements or arrangements relating to the Financing Letters or the Financing to which Parent or any of its Affiliates is a party that would reasonably be expected to adversely affect the conditionality, availability or amount of, the Financing.

(g)            Sufficiency of Financing. The Financing, when funded in accordance with the Financing Letters and assuming satisfaction of the conditions contained in Sections 7.1 and 7.2, will provide Parent and Merger Sub at and as of the Closing Date with sufficient available funds (after netting out the roll-over of then existing debt under the Wells Fargo Credit Agreement, original issue discount and similar premiums and charges provided under the Financing Letters and the Redacted Fee Letter), together with cash or cash equivalents held by Parent, Merger Sub and, to the extent available for application accordingly and without violating any agreement or arrangement to which it or any of them are a party or resulting in it failing to meet any requirements of or conditions applicable to it or its Subsidiaries under the terms of any of the Financing Letters (including the Debt Financing), the Company and its Subsidiaries, to consummate the Merger and to make all payments (i) required to be made by Parent or Merger Sub in connection therewith on, or accrued as of, the Closing Date, including payment of the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.7, the RSU Consideration, the PSU Consideration, the Restricted Stock Consideration, the Option Consideration, the payment of any Indebtedness required to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger, and all other amounts to be paid by Parent and Merger Sub pursuant to this Agreement or otherwise in connection with the Merger or the financing thereof or the Closing, in each case payable on or accrued as of, the Closing Date (such amounts, collectively, the “Required Amounts”) and (ii) of certain transaction expenses in connection with the Merger, in each case, incurred and payable by or at the direction of Parent or Merger Sub pursuant to the Merger Agreement or in connection with the transactions thereby contemplated (and including without limitation costs and expenses incurred by the Company in connection with procurement of the Debt Financing and the consummation of the Sale/Leaseback Transaction (including the Real Estate Note Termination)).

(h)            No Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate thereof, or by the Company or any Subsidiary, or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.12            Stockholder and Management Arrangements. As of the Agreement Date, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, any equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13            Solvency. Neither Parent nor Merger Sub is entering into this Agreement or any of the Ancillary Agreements (as applicable) with the actual intent to hinder, delay or defraud either present or future creditors of any Company Group Member. Assuming (a) the accuracy of the representations and warranties set forth in Article III, (b) the Company’s and each of its Subsidiaries’ compliance with and satisfaction of their respective covenants, agreements and obligations hereunder and (c) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent, the Surviving Corporation and its Subsidiaries on a consolidated basis will, after giving effect to all of the transactions contemplated by this Agreement, including the Merger, the Financing and the payment of the aggregate merger consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at the Effective Time. As used in this Section 4.13, the term “Solvent” means, as of the Effective Time, (i) the sum of the assets, at a fair valuation, of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) will exceed their debts, (ii) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.13, “debt” means any liability on a claim, and “claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

4.14            Exclusivity of Representations and Warranties; Investigation.

(a)            No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any closing certificate delivered pursuant to Section 7.2(d):

(i)            none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)            no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)            No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(d), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on (i) any representation or warranty, express or implied, or (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c)            Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Company Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

ARTICLE V
INTERIM OPERATIONS

5.1            Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 of the Company Disclosure Letter; (c) as required by applicable Law or Order; (d) for any COVID-19 Actions; or (e) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to (i) subject to the restrictions and exceptions set forth in Section 5.2 of this Agreement, carry on its business, in all materials respects, in the ordinary course of business consistent with past practice; and (ii) use its respective reasonable best efforts to (A) preserve intact its present business and goodwill, (B) keep available the services of its officers, employees and service providers (provided, that no Company Group Member will have any obligation to pay any officer or employee additional compensation, including any increase in base salary, bonus opportunity or any stay, retention bonus or similar payment to comply with this subsection (B)) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, contractors and other Persons with which it has significant business dealings, in each case in a manner substantially consistent with past practice; provided that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of any Company Group Member in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section 5.2.

5.2            Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law or Order; or (iv) as expressly contemplated or permitted by the terms of this Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary:

(a)            propose to adopt any amendments to or amend the Charter, the Bylaws or any other similar organizational document of any Company Group Member (including any Company Subsidiary Document);

(b)            authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of warrants, calls, options, subscriptions, rights of first offer or refusal, preemptive rights or any similar rights, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible or exchangeable into or exercisable for capital stock or other voting securities of or ownership interests in, the Company or any of its Subsidiaries, or phantom stock, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based commitments, contingent value rights or similar securities or rights that are derivative of, the value or price of, any capital stock or voting securities of, or ownership interests in, the Company or any of its Subsidiaries) any securities or equity-related or voting securities of the Company Group, except for any issuance and sale of shares of common stock that is made in accordance with an Employee Benefit Plan and is identified as set forth in Section 5.2(b) of the Company Disclosure Letter; provided, that for the avoidance of doubt, (i) only one-half of the amount of any Company matching contributions under the Company 401(k) Plan can be made in the form of Company Common Stock, (ii) no Company Common Stock matching contributions may be issued pursuant to the Company 401(k) Plan as a result of any new or increased deferral elections of any Company employee made following the Agreement Date, and (iii) the matching formula used with respect to any Company Common Stock matching contributions under the Company 401(k) Plan cannot be higher than such formula as was in effect at December 31, 2022;

(c)            acquire or redeem, directly or indirectly, or amend any of the securities of the Company Group, other than the planned exercise or forfeiture of Company Equity Awards (or as otherwise expressly contemplated by this Agreement) and except for transactions solely between the Company and any of its Subsidiaries or solely among the Company’s Subsidiaries;

(d)            other than cash dividends made by any of its Subsidiaries to the Company or another of its Subsidiaries, split, combine, subdivide or reclassify any shares of capital stock or equity interest, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e)            propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any of its Subsidiaries (other than the transactions contemplated hereby);

(f)            (i) incur or assume any new Indebtedness or issue any debt securities, except for (A) trade payables and letters of credit issued in the ordinary course of business consistent with past practice, (B) intercompany Indebtedness between the Company and a wholly owned Subsidiary or between wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, and (C) Indebtedness under the Company’s Wells Fargo Credit Agreement, (ii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of its Subsidiaries and except for obligations under the Company’s Credit Agreements, (iii) make any loans, advances or capital contributions to or investments in any other Person, or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)            except as may be required by applicable Law or as required pursuant to the terms of any Employee Benefit Plan existing on the Agreement Date: (i) enter into, adopt, amend, modify, renew or terminate any material Employee Benefit Plan or any other material plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in existence on the Agreement Date, other than as contemplated by this Agreement and other than renewals of material Employee Benefit Plans that are health, welfare and insurance plans in the ordinary course of business on terms not materially more favorable to employees than those in effect on the Agreement Date, (ii) pay, or agree to pay any special bonus, change in control payment, severance, retention, remuneration or benefit to any director, officer or employee in excess of $50,000 per director, officer or employee or in excess of $200,000 in the aggregate unless such payment or benefit is required by any plan or arrangement as in effect as of the Agreement Date, (iii) except as contemplated by this Agreement, grant, accelerate or modify the period of exercisability or vesting of equity or equity-based compensation awards (or announce or promise to do any of the foregoing), (iv) hire any new employee, or terminate the services of any existing employee (other than for cause), in each case with annual base salary in excess of $200,000, (v) accelerate, increase or decrease the compensation, remuneration or benefits of any employee, independent contractor or other service provider whose individual annual base compensation exceeds $200,000 (or announce or promise to do any of the foregoing) or enter into, amend, terminate, extend or renew any employment agreement with any employee (excluding, for the avoidance of doubt, offer letters, confidentiality agreements and other agreements entered into with employees in the ordinary course of business, in each case, subject to the foregoing clause (iv)), (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor, or (vii) implement or announce any facility closings, employee layoffs, furloughs or other such actions that could implicate WARN;

(h)            forgive, settle or waive any loans to any of the Company’s or its Subsidiaries’ employees, officers or directors;

(i)            enter into, amend, negotiate or extend any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(j)            except as required to remain in compliance with applicable Law or GAAP, make any material change in any of its accounting principles or practices;

(k)            (i) make, change or revoke any material Tax election, (ii) adopt or change (or make a request to change) any material Tax accounting method or any Tax accounting period, (iii) file any material amended Tax Return (other than in accordance with Section 5.4), (iv) enter into any material “closing agreement” for Tax purposes, (v) surrender any right to claim a material Tax refund, (vi) settle or compromise any material Tax liability, (vii) obtain or request any material Tax ruling from a Governmental Authority, or (viii) consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(l)            except as required by applicable Law or as expressly contemplated or permitted herein, (i) amend or modify in any manner which is material to the Company or any Subsidiary (other than pricing or payment terms which are more favorable to the Company or any Subsidiary), (ii) waive any material rights under or (iii) terminate (other than expiration in accordance with their terms), any Material Contract;

(m)            sell, lease, pledge, transfer, fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any Company Intellectual Property, material assets or material properties;

(n)            (i) grant any rights with respect to any of its Intellectual Property Rights or the Intellectual Property Rights of any of its Subsidiaries (other than non-exclusive licenses entered in the ordinary course of business consistent with past practice that are ancillary to the provision of products or services), (ii) divest any of its Intellectual Property Rights or the Intellectual Property Rights of any of its Subsidiaries other than in the ordinary course of business consistent with past practice, or (iii) modify the standard warranty terms for Company Products or services or materially amend or modify any product or service warranty other than in the ordinary course of business consistent with past practice;

(o)            acquire or dispose of (by merger, combination, consolidation or acquisition or disposition of stock or assets) any other Person or any equity interest therein or enter into any joint venture, partnership or similar arrangement with any Third Person, other than acquisitions or dispositions of materials, products, equipment and inventory in the ordinary course of business consistent with past practice;

(p)            incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the Company’s capital expenditure budget for fiscal year 2024 (which will not exceed the budget for capital expenditures or liabilities in respect thereof for fiscal year 2023) and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate, in each case, for each fiscal quarterly period;

(q)            settle or compromise any pending or threatened Legal Proceeding, other than the settlement or compromise of Legal Proceedings solely involving monetary damages and in amounts not exceeding $500,000 individually or $1,000,000 in the aggregate;

(r)            except as required by GAAP or by applicable Law, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or may be entitled to any brokerage, finder’s or other similar fee or commission (whether in connection with the Transactions or otherwise);

(t)            enter into any Contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;

(u)            enter into or adopt any “poison pill” or similar stockholder rights plan that would prevent or preclude the Merger;

(v)            enter into any new line of business outside its existing business as of the Agreement Date;

(w)            (i) terminate or allow to lapse any Insurance Policy without a commercially reasonable substitute policy therefor or (ii) fail to report material claims to the insurance carriers in a timely manner, if it is reasonably likely that the Insurance Policies provide coverage for such claim;

(x)            grant any material refunds, credits, rebates or allowances to customers other than in the ordinary course of business consistent with past practice;

(y)            amend or modify in any manner the Credit Agreements;

(z)            create any encumbrance, monetary or non-monetary, on title for the Owned Real Property; or

(aa)          enter into a Contract to do any of the foregoing, or otherwise make a binding commitment to do any of the foregoing.

5.3            No Solicitation.

(a)            No Solicitation or Negotiation. Except as permitted by this Section 5.3, from the Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause each of their respective other Representatives to cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives relating to any Acquisition Proposal or Acquisition Transaction that are not expressly permitted by Section 5.3(b), promptly (and in any event, within two (2) Business Days of the Agreement Date) request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement with respect to any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal was entered into prior to the Agreement Date and will (A) immediately cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Except as expressly permitted by Section 5.3(b), from the Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, shall cause their respective directors and officers not to, and will instruct and use reasonable best efforts to cause their other respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, or in response to, the making, submission or announcement of, or to knowingly encourage, facilitate or assist any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions, communications or negotiations with any Third Person with respect to any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend any offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than with Parent and its Affiliates and Representatives); (v) enter into any letter of intent, agreement in principle, indication of interest, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”), (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (vii) take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition,” or other form of antitakeover statute or regulation (or any related provision in the Company’s governing documents) applicable to any transactions contemplated by an Acquisition Proposal and/or (viii) authorize any of the foregoing.

(b)            Superior Proposals. Subject to compliance with the other provisions of this Section 5.3, including compliance with Section 5.3(a), until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a duly authorized committee thereof) may, directly or indirectly, through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person (or its Representatives) (a “Prospective Purchaser”) that has made or delivered to the Company a bona fide written Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Prospective Purchaser with such Acquisition Proposal (in each case, if requested by such Prospective Purchaser), in each case with respect to an Acquisition Proposal that was not the result of any breach of this Section 5.3; provided, however, that the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and the Company Board (or a duly authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to result in a breach of its fiduciary duties pursuant to applicable Law; and provided, further, that the Company shall at the same time, or substantially concurrently, provide to Parent and its Representatives any non-public information that is provided to any such Prospective Purchaser that was not previously made available to Parent or its Representatives. Notwithstanding anything herein to the contrary, following compliance with Section 5.3(e), the Company shall be permitted to request clarifications from any Prospective Purchaser who has made an Acquisition Proposal solely for the purpose of, and to the extent necessary, to clarify the terms of such Acquisition Proposal so that the Company Board can make a determination whether such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal.

(c)            No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the Agreement Date may the Company Board (or a duly authorized committee thereof):

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent in a material respect if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, authorize, approve, agree to, accept, endorse, recommend, submit to vote of the Company Stockholders or otherwise declare advisable (or propose to adopt, authorize, approve, agree to, accept, endorse, recommend, submit to vote of the Company Stockholders or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within four (4) Business Days after Parent so requests in writing; (D) fail to include the Company Board Recommendation in the Proxy Statement; or (E) formally resolve to effect, publicly announce an intention or resolution to, or agree to take any of the foregoing actions (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a duly authorized committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) public disclosure by the Company of the fact that the Company is in receipt of an Acquisition Proposal, (3) the determination by the Company Board (or a duly authorized committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by the Company, or (4) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d), will constitute a Company Board Recommendation Change;

(ii)            cause or permit the Company Group to enter into an Alternative Acquisition Agreement; or

(iii)            terminate this Agreement pursuant to Section 8.1(h).

(d)            Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Prior to obtaining the Requisite Stockholder Approval:

(i)            the Company Board (or a duly authorized committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties pursuant to applicable Law and if and only if:

(A)            the Company has provided prior written notice to Parent at least four (4) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a duly authorized committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(B)            prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(d)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Eastern time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company;

(C)            following such Event Notice Period, the Company Board (or a duly authorized committee thereof) (after consultation with its outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee) shall have determined in good faith that the failure of the Company Board (or a duly authorized committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i)(3) with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be three (3) Business Days).

(ii)            if the Company has received a bona fide Acquisition Proposal from a Prospective Purchaser that has not been withdrawn, and that the Company Board (or a duly authorized committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (y) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a duly authorized committee thereof) shall not take any action described in the foregoing clauses (x) or (y) unless:

(A)            the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties pursuant to applicable Law;

(B)            the Company Group and its Representatives have complied with the requirements of and their obligations pursuant to this Section 5.3;

(C)            (i) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a duly authorized committee thereof) has (x) received a bona fide Acquisition Proposal that has not been withdrawn; (y) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (z) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Prospective Purchaser or “group” of Prospective Purchasers making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Eastern time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);

(D)            following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(d)(ii)(3), the Company Board (or a duly authorized committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee and any other information provided by Parent) shall have determined that the Acquisition Proposal continues to be a Superior Proposal and that the failure of the Company Board (or a duly authorized committee thereof) to make such a Company Board Recommendation Change or to terminate this Agreement would reasonably be expected to continue to result in a breach of its fiduciary duties pursuant to applicable Law; and

(E)            in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(e)            Notice. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing (email being sufficient) if the Company, any of its Subsidiaries or any of their respective Representatives receives any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals, including the identity of the Prospective Purchaser or other Person making such Inquiry, Acquisition Proposal, offer or proposal, copies of any written materials and documents relating thereto provided to the Company or its Representatives (including any draft agreements, term sheets or financing commitments) and a summary of the material terms and conditions thereof if not included in written materials and documents. Thereafter, the Company must keep Parent informed, on a reasonably prompt basis (and in any event within twenty-four (24) hours thereafter), with respect to the current status and any material changes in the status (and supplementally provide the material terms) of any such Inquiries, Acquisition Proposals, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided by or to the Company or its Representatives) and shall notify Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with this Section 5.3. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the Agreement Date which prohibits the Company from complying with this Section 5.3(e).

(f)            Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a duly authorized committee thereof ) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders as required by applicable Law, regulation or stock exchange rule or listing agreement; provided, that the Company Board shall publicly reaffirm the Company Board Recommendation in such disclosure and nothing in the foregoing will be deemed to permit the Company or the Company Board (or a duly authorized committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d), and any public disclosure (other than any customary “stop, look and listen” statement) by the Company or the Company Board thereof relating to any determination or other action by the Company Board with respect to any Acquisition Proposal shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure; provided, further, that any such statement or disclosure made by the Company Board (or a duly authorized committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise modify the effect, if any, that any such action has under this Agreement or the obligations of the Company or the Company Board (or a duly authorized committee thereof) and the rights of Parent under this Section 5.3.

(g)            Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Subsidiaries or Representatives, including any failure of such Subsidiaries or Representatives to comply with the terms of Section 5.3(a), shall be deemed to be a breach of this Agreement by the Company.

5.4            Tax Matters.

(a)            At least thirty (30) days before any Company Group Member files any amended Tax Return set forth in Section 5.2 of the Company Disclosure Letter (a “Scheduled Amended Tax Return”), the Company shall submit a copy of such Scheduled Amended Tax Return to Parent for Parent’s review and approval (such approval not to be unreasonably withheld, conditioned, or delayed). If Parent consents to such Scheduled Amended Tax Return, the Company shall cause the applicable Company Group Member to execute and file such Scheduled Amended Tax Return as approved.

(b)            Parent and Company shall attempt in good faith to resolve any disagreement regarding the Scheduled Amended Tax Returns prior to the due date for filing. In the event Parent and Company are unable to resolve any dispute with respect to such Scheduled Amended Tax Return at least five (5) days prior to the due date for filing, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to Parent and Company (the “Accounting Firm”). The fees and expenses of such Accounting Firm shall be borne 50% by Parent, on the one hand, and 50% by Company on the other. If any dispute with respect to a Scheduled Amended Tax Return is not resolved prior to the due date of such Scheduled Amended Tax Return, such Scheduled Amended Tax Return may be filed in a manner and to the extent to which the Schedule Amended Tax Return would not prejudice or adversely affect Parent.

ARTICLE VI
ADDITIONAL COVENANTS

6.1            Required Action and Forbearance; Efforts.

(a)            Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger, including by using reasonable best efforts to:

(i)            cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)            (1) obtain all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)            execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts, that are reasonably necessary to consummate the Merger, in each case, to the extent requested by Parent.

(b)            No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall, nor shall they cause their respective Subsidiaries to, take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing or otherwise adversely affecting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)            No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d)            The covenants of Parent in this Section 6.1 to cause its Subsidiaries to take or not take any action shall apply equally to each Guarantor and, solely with respect to any notice, filing or information obligation, its Affiliates.

6.2            Reserved.

6.3            Proxy Statement and Other Required SEC Filings.

(a)            Proxy Statement. Promptly following the Agreement Date and in no event later than forty (40) days after the Agreement Date, the Company will prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholder Meeting (as amended or supplemented, the “Proxy Statement”). Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(b)            Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all additions, deletions or changes made by Parent and its counsel and include any such reasonable additions, deletions or changes suggested thereto by Parent or its counsel. In the event that any Other Required Company Filing makes reference to Parent, Merger Sub, the Sponsors or any of their respective Affiliates, the Company shall not file such Other Required Company Filing without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c)            Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all additions, deletions or changes made by the Company and its counsel and include any such reasonable additions, deletions or changes suggested thereto by the Company or its counsel.

(d)            No Misstatements; Furnishing Information. The Company agrees, as to itself and its Subsidiaries, that none of the information included by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request and that is required in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting or any such filing, any information relating to the Company Group, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e)            Consultation Prior to Certain Communications. The Company and its controlled Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff in response to any staff comments with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all additions, deletions or changes made by the other Parties or their respective counsel and include any such reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f)            Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, and supply the other with any copies of, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith or (iv) any oral communications between such party and the SEC or its staff concerning the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be. Without limiting the application of Section 6.3(e), the Company shall use its reasonable best efforts to respond to as promptly as practicable, and resolve, any comments or requests from the SEC or its staff.

(g)            Dissemination of Proxy Statement. Subject to applicable Law, the Company will cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable and in no event later than five (5) Business Days following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4            Company Stockholder Meeting.

(a)            Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement and will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable, but in no event later than forty (40) days, following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Without the prior written consent of Parent, obtaining the Requisite Stockholder Approval, or an advisory vote with respect to “golden parachute” compensation and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the mailing of the Proxy Statement to the Company Stockholders.

(b)            Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may (and if requested by Parent on no more than two (2) occasions, shall for a reasonable period of time not to exceed thirty (30) days in the aggregate) postpone or adjourn the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) to allow reasonable additional time for any supplemental or additional disclosure required to be disseminated to the Company Stockholders to be so disseminated and reviewed by the Company Stockholders, (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff or (iv) to allow additional solicitation of votes, if proxies granted by the time of time of the Company Stockholder Meeting are insufficient to obtain the Requisite Stockholder Approval; provided that in no event shall the Company postpone or adjourn the Company Stockholder Meeting more than two times pursuant to clauses (i) or (iv) or for an aggregate period of time in excess of thirty (30) days from the date on which the Company Stockholder Meeting was originally scheduled, in each case without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) and in no event shall any such postponed or adjourned Company Stockholder Meeting be held later than ten (10) Business Days prior to the Termination Date. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

(c)            In connection with the Requisite Stockholder Approval, the Company shall cause the shares of Company Common Stock held in the Company 401(k) Plan as of the record date for the Company Stockholder Meeting to be voted in accordance with the terms thereof and the requirements of ERISA.

6.5            Financing.

(a)            Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing, including using reasonable best efforts to:

(i)            maintain or cause to be maintained in effect the Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the applicable Financing;

(ii)            negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions no less favorable to Parent than those contained in the Debt Commitment Letter (or on other terms and conditions that are acceptable to Parent, subject to the Prohibited Financing Modifications);

(iii)            satisfy or cause to be satisfied on a timely basis (taking into account the anticipated timing of the Closing) all conditions applicable to (and within the control of) Parent, Merger Sub and their respective Affiliates in the Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the Financing;

(iv)            fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter or the Sale/Leaseback Purchase Agreement as and when they become due in accordance with the terms thereof;

(v)            upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate Merger, consummate or cause to be consummated the Financing at (or substantially concurrently with) the Closing;

(vi)            comply with its, and cause their respective Affiliates to comply with their, respective obligations under the Financing Letters in accordance with their terms; and

(vii)            consummate or cause to be consummated the Sale/Leaseback Transaction at (or substantially concurrently with) the Closing.

(b)            Prior to the Closing Date, Parent and Merger Sub shall not, without the prior written consent of the Company, (x) agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter or (y) subject to the last sentence of this paragraph, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or the Redacted Fee Letter if, in the case of this clause (y) such termination, amendment, supplement, modification or waiver would:

(i)            reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the Agreement Date unless the amount of the Debt Financing or Equity Financing is increased by a corresponding amount) such that Parent or Merger Sub, as applicable, would not have sufficient available funds necessary to pay the Required Amounts on the Closing Date;

(ii)            impose new or additional conditions precedent to the availability of the Debt Financing or expand or amend or modify any of the existing conditions precedent to the Debt Financing, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or materially hinder, delay or prevent the Closing;

(iii)            otherwise reasonably be expected to materially hinder, delay or prevent the Closing (the foregoing clauses (i) through (iii), collectively, the “Prohibited Financing Modifications”). Notwithstanding the foregoing, any amendment, supplement or modification (1) to add or replace lenders, lead arrangers, bookrunners, syndication agents or other similar entities (or titles with respect to such entities) thereto or (2) contemplated by the terms of the Debt Commitment Letter as of the Agreement Date, in each case, shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any material amendment, modification, supplement, consent or waiver to or under any Debt Commitment Letter promptly upon execution thereof.

(c)            Parent shall, upon Company’s reasonable written request, keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of the Debt Financing. Parent and Merger Sub shall give the Company prompt written notice of:

(i)            any material breach, default, termination, cancellation or repudiation by any party to the Financing Letters of which Parent or Merger Sub becomes aware; and

(ii)            the receipt by Parent or Merger Sub of any written notice or other written communication from any Equity Financing Source or Debt Financing Source with respect to any actual or alleged (in writing) material breach, default, termination, cancellation or repudiation by any party to the Financing Letters of any provisions of the Financing Letters. Additionally, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence, subject to applicable legal privilege or confidentiality obligations.

(d)            If, all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount on the Closing Date (after taking into account any available Equity Financing, other committed financing or other sources of cash then available), Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, prior to the Termination Date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available Financing, to fund the Required Amount on the Closing Date and with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter (“Alternative Debt Financing”). Parent shall deliver to the Company true and complete copies of any commitment letters (including related fee letters) with respect to any Alternative Debt Financing (which fee letters may be redacted in a fashion consistent with the Redacted Fee Letter).

(e)            Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (x) seek the Equity Financing from any source other than the Investors (as defined in the Equity Commitment Letter), or in any amount in excess of that contemplated by the Equity Commitment Letter, (y) incur or pay any fees to obtain a waiver of any term of the Debt Commitment Letter or pay any material fees that are, in the aggregate, in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter (including any market “flex” provisions contained therein) or (z) agree to financing on terms and conditions less favorable to Parent or Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter.

(f)            For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing, (y) the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any commitment letter or other binding documentation with respect to any Alternative Debt Financing and (z) “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing.

6.6            Cooperation With Debt Financing.

(a)            Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to and use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such necessary, advisable or customary cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing, including:

(i)            causing senior management of the Company to assist in preparation for, and participation in, a reasonable number of investor and lender meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed), and assisting Parent in obtaining ratings in connection with the Debt Financing;

(ii)            (A) providing assistance with the preparation by Parent and the Debt Financing Sources of materials for rating agency presentations, bank information memoranda syndication memoranda, lender presentations and other customary marketing documents required in connection with the Debt Financing and (B) providing customary authorization letters with respect to the Company authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 and material non-public information representations);

(iii)            cooperating reasonably with the Debt Financing Sources’ due diligence (including reasonable access to the premises of the Company and its Subsidiaries), to the extent customary and reasonably requested;

(iv)            assisting Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Debt Financing Sources to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Company and its Subsidiaries and their respective businesses; provided that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses relating to such debt and equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(v)            (A) assisting in the preparation, execution and delivery of definitive financing documents in connection with the Debt Financing and (B) facilitating the pledge of, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing; provided that, except in the case of customary authorization letters as contemplated by Section 6.6(a)(ii), (I) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (II) the effectiveness thereof shall be conditioned upon, or become operative as of or after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date;

(vi)            providing all documentation and other information about the Company and its Subsidiaries as is reasonably requested under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act;

(vii)            assist Parent in obtaining waivers, consents, estoppels and approvals from other parties to material leases, Liens and agreements relating to the Company and its Subsidiaries, in each case as reasonably requested by Parent or the Debt Financing Sources; and

(viii)            taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Debt Financing Sources to permit the consummation of the Debt Financing; provided that no such actions shall be required to be effective prior to the Closing; provided, that:

(A)            in no event shall the Company or any of its Subsidiaries be required to provide any such cooperation or access to premises to the extent it interferes unreasonably with the ongoing operations of the Company and its Subsidiaries;

(B)            no obligation of the Company or any of its Subsidiaries or any of their respective Representatives on account of the Debt Financing or the Sale/Leaseback Transaction shall be effective until the Closing Date (excluding in connection with any authorization letters referred to in clause (iii) above);

(C)            in no event shall the Company or any of its Subsidiaries be required to pay any commitment or other fee, enter into any definitive agreement (excluding in connection with any authorization letters referred to in clause (iii) above) or agree to provide any indemnity (that is not being indemnified pursuant to the Reimbursement Obligations) in connection with the Financing that is effective, prior to the Closing Date;

(D)            nothing in this Section 6.6 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable Laws or result in, prior to the Closing Date, the contravention of any Material Contract to which the Company or its Subsidiaries is a party;

(E)            neither the Company or its Subsidiaries nor any Persons who is a director, officer or employee of the Company or its Subsidiaries shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document (excluding the authorization letter referred to in clause (iii) above) or Contract prior to the occurrence of the Closing in connection with the Debt Financing or the Sale/Leaseback Transaction;

(F)            none of the Company or its Subsidiaries or any of their respective Representatives shall be required to disclose or provide any information in connection with the Financing, the disclosure of which, in the judgement of the Company, is subject to attorney-client privilege or could result in the disclosure of any trade secrets or the violation of any confidentiality obligation; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source or the Third Party Purchaser has specifically identified and requested is being withheld as a result of any such obligation of confidentiality;

(G)            none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any legal opinion in connection with the Debt Financing or the Sale/Leaseback Transaction;

(H)            none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; and

(I)            none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability.

Parent shall, in the event the Closing shall not occur, (x) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.6(a) or by Section 6.24 (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under this Section 6.6 or by Section 6.24) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (I) fraud, bad faith, gross negligence or willful misconduct or (II) information provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives (collectively, the “Reimbursement Obligations”).

(b)            The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill, (ii) in connection with a description of the Company, its business and products or the Merger and (iii) in a manner that will comply with the Company’s usage requirements to the extent made available to Parent prior to the Agreement Date.

(c)            Parent and Merger Sub acknowledge and agree that (i) the obtaining of the Financing, or any Alternative Debt Financing, is not a condition to Closing and (ii) a material breach of this Section 6.6 will only constitute a material breach of the Company for purposes of Section 7.2 if (x) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach (to the extent such breach can be cured) within ten (10) days following such notice and (y) such breach is a proximate and substantial cause of the Debt Financing not being consummated.

6.7            Anti-Takeover Laws. Each of Parent, the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power and control to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.8            Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice and solely for the purpose of furthering the Merger or integration planning relating thereto, to the properties, facilities, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Order (including COVID-19 Measures) requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work-product doctrine, or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) relates to the activities of the Company pursuant to Section 5.3(b), except to the extent required to be provided pursuant to Sections 5.3(d) or 5.3(e); provided, that the Company shall give advance written notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (e). Any such investigation shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties, and Parent shall use its reasonable best efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling or analysis. For the avoidance of doubt, nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that create an unreasonable burden on the employees of the Company or its Subsidiaries. In addition, the Company, its Subsidiaries and Parent shall cooperate in good faith to arrange for, as reasonably agreed by Parent and the Company, communication strategies for, and joint meetings of the Company and Parent with, the Company’s customers, suppliers, and employees; provided, that (y) such meetings do not unreasonably interfere with the ordinary course operations of the Company and its Subsidiaries and (z) a Representative of the Company must be present at all times during such meetings. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. References to “Parent” in this Section 6.8 shall be deemed to include the Debt Financing Sources. Notwithstanding anything to the contrary herein, with the consent of Parent (which shall not be unreasonably withheld), the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of COVID-19 Measures).

6.9            Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director (including any Person who is deemed to be a “director by deputization” under applicable securities laws) or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10            Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)            From and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted by applicable Laws, as now or hereafter in effect: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time, each of the Surviving Corporation and Parent shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.10, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify Parent thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 6.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation or Parent. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b)            For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws (or equivalent governing documents) of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the Agreement Date in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.10(b) shall continue in effect solely with respect to such D&O Claim until the final disposition of such D&O Claim.

(c)            At the Company’s option, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company Group for such insurance (such amount being the “Maximum Premium”). If the Company obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 6.10(c), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company does not purchase such “tail” or “runoff” policy prior to the Effective Time, then the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain such a “tail” or “runoff” policy; provided, however, that the premium for such policy shall not exceed the Maximum Premium; provided, further, that if such policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company and/or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d)            In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e)            The obligations under this Section 6.10 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.10(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.10(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.10(e) as such fees are incurred, upon the written request of such Covered Person.

6.11            Employee Matters.

(a)            For a period of twelve (12) months following the Closing (or, if sooner, until the date of termination of employment of the relevant Continuing Employee), Parent shall provide, or cause to be provided, to Continuing Employees, (i) base salary and base wages that are no less favorable than that in effect immediately prior to the Effective Time, and (ii) other compensation and employee benefits (excluding equity or equity-based, long-term incentives, defined benefit pension, severance, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation, the “Excluded Benefits”) that are substantially comparable in the aggregate to the employee benefits (excluding the Excluded Benefits) provided to such Continuing Employees immediately prior to the Effective Time pursuant to the Employee Benefit Plans set forth on Section 3.16(a) of the Company Disclosure Letter. For a period of twelve (12) months following the Closing (or, if earlier the date of termination), Parent shall, and shall cause the Surviving Corporation, to provide Continuing Employees with severance benefits that are consistent with the description set forth in Section 6.11(a) of the Company Disclosure Letter, subject to the terms and conditions of the applicable severance policy.

(b)            Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s or an Affiliate’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the analogous health and welfare benefits plans of the Company or an Affiliate immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.11 or elsewhere in this Agreement shall limit the right of Parent, its Affiliates or the Surviving Corporation to amend, modify or terminate, in accordance with its terms, any benefit or compensation plan, policy, program, agreement, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or an Affiliate’s) health and welfare benefit plans to the extent that coverage under such plans is replacing analogous coverage under an Employee Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant under any 401(k) plan or other health and welfare benefit plan of Parent or Subsidiary of Parent and/or the Surviving Corporation, then Parent shall ensure that such benefit plan shall, for purposes of eligibility to participate and vesting, credit Continuing Employees for their years of service prior to the Effective Time with the Company Group or their respective predecessors; provided that, no credit for any service will be required that would result in duplication of benefits and such credit shall only be given to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of a Company Group Member. Nothing in this Section 6.11 or elsewhere in this Agreement shall be construed to create a right in any Person to employment, engagement or service or any right to continued employment, engagement or service with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation for any specific period.

(c)            In the event the group medical or welfare plan in which Continuing Employees were participating in as of the Effective Time is terminated during the plan year in which the Effective Time occurs, then, with respect to any group medical or welfare plan maintained by Parent or its Affiliates in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation and any of its Affiliates to use reasonable best efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health or welfare plans to the same extent waived or satisfied under any corresponding Employee Benefit Plan of a Company Group Member in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health or welfare plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Benefit Plans maintained by a Company Group Member.

(d)            The provisions of this Section 6.11 are solely for the benefit of the Parties, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Employee Benefit Plan for purposes of ERISA or otherwise, or give any Continuing Employee any right to continued employment, or affect any Continuing Employee’s “at-will” employment status, as applicable, and no current or former employee or any other individual associated therewith or any other Person (other than the Parties) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

6.12            Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13            Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change in compliance with Section 5.3), on the one hand, and Parent and Merger Sub, on the other hand, will obtain the prior written consent of the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the other transactions contemplated by this Agreement, except that (x) Parent and the Company will not be obligated to obtain such consent with respect to communications that are (i) required by applicable Law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change in compliance with Section 5.3 and (y) Parent will not be obligated to obtain such consent with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

6.14            Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings and other material documentation with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation, and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed if not in excess of the amounts set forth on Section 6.14 of the Company Disclosure Letter). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined; provided that the Company and Parent shall cooperate with each other to allow the disclosure of such information (or as much of it as possible) in a manner that would not undermine such attorney-client privilege such as entering into a customary joint defense agreement), and Parent may offer comments or suggestions with respect to such Transaction Litigation. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be exclusively governed by Section 2.7(c) and not this Section 6.14.

6.15            Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16            Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.17            Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.18            No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.19            Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Real Estate Note (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder (including the Debt Financing)) within the time periods required by the Real Estate Note; (b) take all other actions reasonably required to facilitate the repayment of the accrued financial obligations owing under the Real Estate Note and the release of any Liens and termination of all guarantees granted in connection therewith, in each case on the Closing Date and subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time (the “Real Estate Note Termination”) and (c) use reasonable best efforts to obtain an executed pay-off letter (in form and substance reasonably satisfactory to Parent) (the “Pay-Off Letter”) from the Administrative Agent in respect of the Real Estate Note at least one (1) Business Day prior to Closing and use reasonable best efforts to obtain and furnish Parent with a draft of such Pay-Off Letter not fewer than three (3) Business Days prior to the contemplated Effective Time. Notwithstanding anything to the contrary herein, (x) in no event shall this Section 6.19 require the Company or any of its Subsidiaries to cause any Real Estate Note Termination unless the Closing shall have occurred and (y) Parent shall have provided, or caused to be provided, irrevocably, all funds required to effect the Real Estate Note Termination.

6.20            Resignations. The Company shall deliver to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time, effective upon the Effective Time.

6.21            Section 280G. No later than thirty (30) days following the Agreement Date, the Company shall provide Parent with a report from an outside independent public accounting firm or Section 280G advisory or consulting firm (a) setting forth its calculations performed in accordance with Section 280G of the Code with respect to each service provider of the Company who is a “disqualified individual” (as defined in Section 280G(c) of the Code), including all worksheets relating to the calculations, and (b) which identifies any potential payments which would be treated as “excess parachute payments” (as defined in Section 280G(b) of the Code) with respect to each such individual (the “280G Analysis”). Parent and Merger Sub shall timely identify to the Company and the outside independent public accounting firm or Section 280G advisory or consulting firm preparing the 280G Analysis any potential payments provided, or to be provided by Parent, Merger Sub or their respective Subsidiaries and will timely make available all material information, calculations and agreements that are necessary and convenient for the 280G Analysis.

6.22            Certification. The Company shall deliver to Parent an affidavit stating that the Company is not and has not within the applicable statutory holding period been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h), together with an accompanying notice to the IRS; provided, that the only remedy for any failure of the Company to comply with the covenant included in this Section 6.22 shall be for an applicable withholding agent to make any withholding that is required by applicable Law as a result of the such failure, as provided in Section 2.13 of this Agreement.

6.23            Credit Agreement Notices. During the Interim Period, the Company shall promptly furnish to Parent and Merger Sub (a) notice of the occurrence of any default or event of default under the Credit Agreements and (b) copies of any notices delivered by any lender to the Company and/or its Subsidiaries under the Credit Agreements. The Company shall use its reasonable best efforts to, and to cause its Subsidiaries to, comply with their obligations under and not to breach or allow the occurrence of any default or event of default under the Credit Agreements.

6.24            Sale/Leaseback. The parties agree and acknowledge that Alliance USACQCO 2, Inc., an Affiliate of Parent and Merger Sub, intends to engage in a sale/leaseback transaction with an unrelated third party purchaser (the “Third Party Purchaser”) with respect to the Owned Real Property whereby the Owned Real Property would be conveyed to a Third Party Purchaser contemporaneous with the transactions contemplated pursuant to this Agreement and the Owned Real Property would immediately be leased back from the Third Party Purchaser (the “Sale/Leaseback Transaction”). The Company hereby agrees that it shall reasonably cooperate in good faith in connection with the facilitation of the Sale/Leaseback Transaction and that Section 6.6(a)(vii) shall apply to any such Sale-Leaseback Transaction, mutatis mutandis. In addition, the Company agrees that in connection with the Sale/Leaseback Transaction, it shall convey the Owned Real Property directly to the Third Party Purchaser simultaneous with and conditioned upon the Closing in respect of the other transactions hereunder and, subject to such conditions, hereby agrees to execute any reasonable documentation in connection with the consummation of such real property conveyance in connection with the Sale/Leaseback Transaction, including executing affidavits or other similar documentation required by the title company, and in anticipation thereof agrees, insofar as in its reasonable control, to assist and cooperate in coordinating any loan payoff and the preparation by others of any related termination documentation in connection with any mortgage and/or deed of trust that presently encumbers the Owned Real Property and supplying such other reasonable information and documentation in its possession or readily available at no additional out of pocket cost to the Company in order to facilitate the conveyance of the Owned Real Property to the Third Party Purchaser. Parent and Merger Sub acknowledge and agree that (i) the consummation of the Sale/Leaseback Transaction, is not a condition to Closing and (ii) a material breach of this Section 6.24 will only constitute a material breach of the Company for purposes of Section 7.2(b) if following compliance with the provisions in Section 8.1(e), such breach is a primary cause of the Sale/Leaseback Transaction not being consummated.

6.25            Third-Party Consents. At or prior to the Closing, the Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to obtain the third-party consents to the transactions contemplated by this Agreement (including the Merger) under the Contracts set forth on Section 6.25 of the Company Disclosure Letter. Parent and Merger Sub acknowledge and agree that the obtaining of such third-party consents is not a condition to Closing.

6.26            Contract Termination. At or prior to the Closing, the Company shall and shall cause its Subsidiaries to terminate the Contracts listed on Section 6.26 of the Company Disclosure Letter, in form and substance reasonably satisfactory to Parent, without further payment and cease to have any further force and effect, such that no party thereto shall have any further rights, liabilities or obligations.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1            Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)            Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)            No Prohibitive Laws or Injunctions. No Order issued by any court of competent jurisdiction preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2            Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)            Representations and Warranties.

(i)            Other than the representations and warranties listed in clauses (ii), (iii) and (iv) in this Section 7.2(a), the representations and warranties of the Company set forth in Article III will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii)            the representations and warranties set forth in Section 3.1, Section .3.2, clause (i) of Section 3.3(a), Section 3.4, Section 3.25 and Section 3.26 will be true and correct in all respects when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iii)            the representations and warranties set forth in Section 3.10(b) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date; and

(iv)            the representations and warranties set forth in Section 3.5(a) and Section 3.5(b), the first sentence of Section 3.5(c), the first and second sentence of Section 3.5(d), the last two sentences of Section 3.6 will be true and correct in all respects when made and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for de minimis inaccuracies or changes or adjustments occurring in the ordinary course.

(b)            Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)            Company Material Adverse Effect. Since Agreement Date, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)            Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3            Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)            Representations and Warranties. Other than the representations and warranties listed in clause (ii) in this Section 7.3(a), the representations and warranties of Parent and Merger Sub set forth in Article IV will be true and correct when made and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)            Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1            Termination. This Agreement may be validly terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)            at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)            by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered or enforced against the Parties by a Governmental Authority of competent jurisdiction that prohibits, makes illegal or enjoins the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose breach of, or failure to comply with this Agreement has been the primary cause of the failure of the condition set forth in Section 7.1(b) to be satisfied;

(c)            by either Parent or the Company, at any time on or after 11:59 p.m., Eastern time, on September 8, 2023(the “Termination Date”), whether prior to or after the receipt of the Requisite Stockholder Approval, unless the Effective Time has occurred prior to such time; it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (A) Parent if the Company has perfected its right to terminate this Agreement pursuant to Section 8.1(i) or (B) the Company if Parent has perfected its right to terminate this Agreement pursuant to Section 8.1(e); or (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in, either (I) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (II) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)            by either Parent or the Company at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or, subject to Section 6.4(b), any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e)            by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g);

(f)            by Parent, if at any time prior to receipt of Requisite Stockholder Approval (i) the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change or (ii) the Company, its Subsidiaries or any of their respective Representatives acting on behalf of either the Company or its Subsidiaries shall have committed a Willful Breach of the obligations under Section 5.3;

(g)            by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach has been cured within the Parent Breach Notice Period or (ii) Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e);

(h)            by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a duly authorized committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) the Company has complied in all material respects with its obligations under Section 5.3; and (iv) substantially concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i)            by the Company, at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by Law, waived; (B) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.3; (C) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder, the Company stands ready, willing and able to consummate, and will consummate, the Merger; (D) the Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (E) the Merger shall not have been consummated by the end of such five (5) Business Day period.

8.2            Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and, to the extent required by the terms of Section 8.1, the facts and circumstances forming the basis for such termination pursuant to such provision.

8.3            Fees and Expenses.

(a)            General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.10(e), Parent will pay or cause to be paid all transfer, stamp and documentary Taxes arising out of or in connection with the consummation of the Merger.

(b)            Company Payments.

(i)            If (A) this Agreement is validly terminated pursuant to Section 8.1(c) or Section 8.1(d) (each, an “Applicable Termination”); (B) following the execution and delivery of this Agreement and prior to an Applicable Termination, an Acquisition Proposal has been publicly announced or disclosed and not irrevocably withdrawn or otherwise irrevocably abandoned; and (C) within twelve (12) months following such Applicable Termination, an Acquisition Transaction is consummated, then the Company will substantially concurrently with the consummation of such Acquisition Transaction, pay to Parent (or its designee) an amount equal to $4,000,000 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time. For the avoidance of doubt, if the event giving rise to payment of a Company Termination Fee pursuant to this Section 8.3(b)(i) is a termination pursuant to Section 8.1(d), then the amount payable by the Company pursuant to this Section 8.3(b)(i) shall be an amount equal to the Company Termination Fee plus the Parent Expense Reimbursement. For purposes of this Section 8.3(b)(i), all references to “25%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)            If this Agreement is validly terminated pursuant to Section 8.1(e) or Section 8.1(f), then the Company must prior to or substantially concurrently with such termination pay to Parent (or its designee) the Company Termination Fee.

(iii)            If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with such termination pay to Parent (or its designee) the Company Termination Fee.

(iv)            Subject to this Section 8.3, in the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(d), the Company shall reimburse Parent, Merger Sub and their respective Affiliates for all of their documented out-of-pocket third party expenses incurred in connection with the transactions contemplated by this Agreement (the “Parent Expense Reimbursement”); provided, that the aggregate amount of the Parent Expense Reimbursement to be reimbursed by the Company under this Section 8.3(b)(iv) will not exceed $500,000. Any Parent Expense Reimbursement payment shall be made by wire transfer of same day funds to an account designated by Parent within two (2) Business Days of such termination, following receipt by the Company of documentary evidence of such expenses, it being understood that in no event shall the Company be required to pay the Parent Expense Reimbursement on more than one occasion.

(c)            Parent Payments. If this Agreement is validly terminated pursuant to (i) Section 8.1(c) at a time when the Company could otherwise terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i) (assuming for this purpose there was no Parent Breach Notice Period or other notice requirement or passage of time required in each such section as a predicate to such termination right), (ii) Section 8.1(g), or (iii) Section 8.1(i), then Parent must promptly (and in any event within five (5) Business Days) pay or cause to be paid the Parent Termination Fee to the Company following such termination in accordance with the payment instructions which have been provided to Parent by the Company.

(d)            Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)            Integral. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties acknowledges that the Company Termination Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law in an aggregate amount not to exceed $500,000 (collectively, the “Enforcement Expenses”).

(f)            Effect of Termination.

(i)            Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of notice by the terminating Party to the other Parties in accordance with Section 8.2. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the provisions of Section 6.13, Section 8.2, this Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms; provided, however, that notwithstanding anything in this Agreement to the contrary, but subject to Section 8.3(f)(ii) and Section 8.3(g), under no circumstances will (A) the amount payable by Parent, Merger Sub or any of their Affiliates in connection with or following any termination of this Agreement exceed an amount equal to either (x) in the event of a termination of this Agreement pursuant to Section 8.3(c), the Parent Termination Fee, plus the Reimbursement Obligations, plus the Enforcement Expenses (if any) in the aggregate, or (y) in the event of a termination of this Agreement by the Company as a result of a Willful Breach of this Agreement by Parent occurring prior to Closing, with respect to which the Company obtains an award of damages in a final, non-appealable decision from a court of competent jurisdiction, damages up to an aggregate amount equal to $8,500,000, plus the Reimbursement Obligations, plus the Enforcement Expenses (if any) in the aggregate (the “Parent Damages”), and (B) the amount payable by the Company Group in connection with or following any termination of this Agreement (including any termination arising out of Willful Breach) exceed an amount equal to the Company Termination Fee, plus the Parent Expense Reimbursement, plus the Enforcement Expenses (if any). Notwithstanding the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

(ii)            Subject in all respects to the Company’s rights set forth in Section 9.8(b) and Section 8.3(g), each of the Parties expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of either (x) the Parent Termination Fee in circumstances for which such Parent Termination Fee is payable pursuant to Section 8.3(c), plus the Reimbursement Obligations and the Enforcement Expenses (if any), or (y) Parent Damages in circumstances for which such Parent Damages may be payable pursuant to Section 8.3(f)(i)(A)(y), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Subsidiaries or their respective Affiliates and each of their respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and their respective Affiliates (collectively, the “Company Related Parties”) against the Sponsors, Parent, Merger Sub or the Guarantors or the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantors (collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement or the Ancillary Agreements or any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith and upon payment of either the Parent Termination Fee or Parent Damages, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated herein and/or therein (including the Merger), and none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other monetary payment or damages of any kind (including any consequential, remote, speculative, incidental, special, indirect or punitive damages), or seek any other remedy (including pursuant to Section 9.8), whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated by this Agreement or the Ancillary Agreements (including the Merger) or any oral representation made or alleged to be made in connection herewith. For the avoidance of doubt, in no event shall the Company, its Subsidiaries nor any other Company Related Party be permitted to receive both the Parent Termination Fee, on the one hand, and Parent Damages, on the other hand.

(iii)            Subject in all respects to Parent’s rights set forth in Section 9.8(b), each of the Parties expressly acknowledges and agrees that Parent’s right to terminate this Agreement, and receive payment of the Company Termination Fee in circumstances for which such Company Termination Fee is payable pursuant to Section 8.3(b) (including upon or on account of a termination for Willful Breach), plus the Parent Expense Reimbursement and the Enforcement Expenses (if any), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Related Parties against the Company Related Parties for any loss or damage suffered as a result of the failure of the transactions contemplated by this Agreement or the Ancillary Agreements (including the Merger) to be consummated or for a breach or failure to perform hereunder or otherwise or any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith and upon payment of such amount none of the Company or any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated herein and/or therein (including the Merger) and none of the Parent Related Parties shall seek to recover any other monetary payment or damages of any kind (including any consequential, remote, speculative, incidental, special, indirect or punitive damages), or seek any other remedy (including pursuant to Section 9.8), whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement, the Ancillary Agreement or the transactions contemplated herein or therein (including the Merger) or any oral representation made or alleged to be made in connection herewith.

(iv)            In connection with any loss suffered by the Company, Parent or Merger Sub as a result of the failure of the transactions contemplated by this Agreement or the Ancillary Agreements (including the Merger) to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which (A) Parent is entitled to receive the Company Termination Fee, the Parent Expense Reimbursement and the Enforcement Expenses (if any) in accordance with Sections 8.3(b) and 8.3(e), as applicable, (in which case, Section 8.3(f)(iii) will apply) or (B) the Company is entitled to receive either (x) the Parent Termination Fee, the Reimbursement Obligations and the Enforcement Expenses (if any) in accordance with Sections 6.6(a), 8.3(c) and 8.3(e), as applicable, or (y) the Parent Damages in accordance with Section 8.3(f)(i)(A)(y) (in each case, in which Section 8.3(f)(ii) will apply), each of the Company, Parent and Merger Sub agrees that the maximum aggregate monetary liability of the other Parties, if any, will be limited to the amount described in the preceding clause (A) and (B), as applicable, and in no event will the Company, Parent or Merger Sub seek or be entitled to recover from the other Parties or any Parent Related Party or Company Related Party, and each of the Company, Parent and Merger Sub hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages or other amount in excess of such applicable amount; provided, however, that in no event shall the pursuit of Parent Damages, on the one hand, or the Parent Termination Fee, on the other hand, limit or prohibit the pursuit of any other remedy to the extent permitted hereunder, except to the extent that the Company has received payment for such Parent Damages (other than the Reimbursement Obligations and the Enforcement Expenses (if any)) or the Parent Termination Fee.

(g)            Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Section 8.3, it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8, except that, although the Company, in its sole discretion, may pursue concurrently (i) an award for the Parent Damages, (ii) an award for the Parent Termination Fee, and (iii) an injunction, specific performance or other equitable relief in accordance with, but subject to the limitations of, Section 9.8, under no circumstances will the Company be permitted or entitled to receive both (i) specific performance of the type contemplated by Section 9.8, on the one hand, and (ii) payment of either the Parent Termination Fee or the Parent Damages, as and when due, pursuant to this Section 8.3, on the other hand; provided that, for the avoidance of doubt, in no event shall the Company be permitted or entitled to receive payment of both the Parent Termination Fee and the Parent Damages (other than the Reimbursement Obligations and the Enforcement Expenses (if any)).

8.4            Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a duly authorized committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.6, Section 9.3, Section 9.6, Section 9.8(b), the proviso at the end of Section 9.9, Section 9.10(b), Section 9.11 and this Section 8.4 and the definition of “Debt Financing Sources” and the constituent definitions thereof (and any provision of this Agreement to the extent an amendment, a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Debt Financing Sources set forth in Section 8.6, Section 9.3, Section 9.6, Section 9.8(b), the proviso at the end of Section 9.9, Section 9.10(b), Section 9.11 and this Section 8.4 and the definition of “Debt Financing Sources” and the constituent definitions thereof ) may not be amended, modified or altered in a manner materially adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources.

8.5            Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6            No Liability of Debt Financing Sources. Notwithstanding anything herein to the contrary, (a) none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries, Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the transactions contemplated thereby or hereby or otherwise, whether at law or equity, in contract, in tort or otherwise, (b) neither the Company nor any of its Subsidiaries, Affiliates or Representatives will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder and (c) in no event shall any Party, nor any of its controlled Affiliates, and each of the parties hereto hereby agrees not to and to cause its controlled Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, seek to recover monetary damages from, or seek to obtain any other damages of any kind from, or otherwise sue, any Financing Source for any reason arising out of this Agreement; provided, however, that the foregoing shall not preclude any liability of the equity financing sources under the Guarantee and/or Equity Commitment Letter in its capacity as an equity financing source even if any such equity financing source is a Debt Financing Source; provided, further, however, that nothing in this Section 8.6 shall limit the rights of the Company and its Subsidiaries from and after the Effective Time under the definitive agreements for the Debt Financing executed in connection with the Debt Financing to the extent the Company and/or its Affiliates are party thereto. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

ARTICLE IX
GENERAL PROVISIONS

9.1            Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2            Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o Lee Equity Partners, LLC
40 West 57th Street, Suite 1620
New York, New York 10019
Attention: Yoo Jin Kim
Email: ykim@leeequity.com

c/o Twin Point Capital LLC
860 Washington Street, 6th Floor
New York, New York 10014
Attention: Hamish Burt
Email: hb@twinpointcap.com

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Douglas Warner and Jenna McBain
Email: doug.warner@weil.com and jenna.mcbain@weil.com

and

DLA Piper LLP (US)
500 8th Street NW
Washington, DC 20004
Attention: Marc Samuel
Email: marc.samuel@us.dlapiper.com

(b)	if to the Company (prior to the Effective Time) to:

TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, MD
Attention: Sandip Mukerjee
Email: MukerjeeS@tessco.com

with a copy (which will not constitute notice) to:

Ballard Spahr LLP
111 S. Calvert Street, 27th Floor
Baltimore, MD 21202
Attention: Douglas Fox and Michael Kuhn
Email: foxd@ballardspahr.com and kuhnm@ballardspahr.com

Any notice received at the addressee’s location, or by email at the addressee’s email address on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Eastern time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3            Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of their respective Affiliates, (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing or (c) Parent and the Company may assign any of its rights hereunder to the underwriter of the R&W Insurance Policy without the consent of any other Party, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger Sub of any of its obligations hereunder or (ii) impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

9.4            Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreements as if they were parties thereto.

9.5            Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6            Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and the Company Equity Awards to receive the Per Share Price in accordance with Article II. The provisions of Section 8.4, Section 9.3, Section 9.6, Section 9.8(b), the proviso at the end of Section 9.9, Section 9.10(b), Section 9.11, Section 9.16 and this Section 9.6 will, subject to the rights of the Debt Financing Commitment Sources set forth in the last sentence of Section 8.4, inure to the benefit of the Debt Financing Sources, the Parent Related Parties, the Company Related Parties and each of their successors and assigns, each of whom expressly are third party beneficiaries thereof (it being understood and agreed that the provisions of such Section will be enforceable by the Debt Financing Sources and their respective successors and assigns). Section 8.3(f) will inure to the benefit of the Parent Related Parties and the Company Related Parties.

9.7            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8            Remedies.

(a)            Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)            Specific Performance.

(i)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.3(g) and the last two (2) sentences of this Section 9.8(b)(i), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not diminish or otherwise impair in any respect any Party’s right to seek an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement pursuant to this Section 9.8(b) is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next sentence of this Section 9.8(b)(i) and Section 8.3(g), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of the Guarantors pursuant to the Guarantee to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Without limiting the application of the immediately preceding sentence, but otherwise notwithstanding anything else to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to consummate the Merger and the Closing and to cause the Equity Financing to be funded to fund a portion of the Required Amounts (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) and the Closing is required to occur pursuant to Section 2.3, (ii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof or would be required to be funded in full at Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded, (iii) the Sale/Leaseback Transaction has been consummated or will be consummated at the Closing and (iv) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, the Company is ready, willing and able to consummate the Merger and the Closing and take all actions that are required of it by this Agreement to consummate the Merger and the Closing pursuant to the terms of this Agreement.

(ii)            Subject to Section 8.3(g) and Section 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9            Governing Law. This Agreement, the documents, instruments and certificates contemplated or delivered hereunder, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the documents, instruments and certificates contemplated or delivered hereunder, or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder, (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the documents, instruments and certificates contemplated or delivered hereunder or as an inducement to enter into this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the Transactions), shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, including its statute of limitations, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction; provided that each of the parties hereto agree that all disputes or controversies arising out of or relating to the Debt Commitment Letter or the Debt Financing involving or relating to any Debt Financing Source shall be governed by the laws of the State of New York.

9.10            Consent to Jurisdiction.

(a)            Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the negotiation, execution or performance of this Agreement or the documents, instruments and certificates contemplated or delivered hereunder (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), the documents, instruments and certificates contemplated or delivered hereunder or as an inducement to enter into this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the Transactions (the “Transaction Legal Proceedings”), for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Transaction Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Transaction Legal Proceeding will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any Transaction Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Transaction Legal Proceeding in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Transaction Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)            Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto will be brought in and subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York sitting in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) except as specifically set forth in the Debt Commitment Letter, any such Legal Proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York.

9.11            WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY TRANSACTION LEGAL PROCEEDING, INCLUDING ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE EQUITY COMMITMENT LETTER, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING INCLUDING ANY TRANSACTION LEGAL PROCEEDING AND ANY SUCH LEGAL PROCEEDING INVOLVING DEBT FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12            Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein).

9.13            Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, ..tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14            Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

9.15            Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole contractual benefit of such parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

9.16            Non-Recourse to Parent Related Parties. In no event will the Company or any Company Related Parties, whether prior to or after termination of this Agreement, seek or obtain, nor will any of them permit any of their Representatives to, and the Company (for and on behalf of the Company Related Parties and its and their respective Representatives) hereby expressly waives its and their respective rights to, seek or obtain, nor will any Person be entitled to seek or obtain, any specific performance, monetary recovery or monetary award against any Parent Related Parties in connection with, relating to in any manner or (i) with respect to this Agreement, or any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any breach by any Guarantor, Parent or Merger Sub hereby and thereby), (iii) the termination of this Agreement, (iv) the failure to consummate the transactions contemplated hereby or (v) any Legal Proceedings arising out of, in respect of, or relate in any manner to the actions listed in clauses (i)-(iv), other than from Parent or Merger Sub to the extent expressly provided for in this Agreement other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement (and applicable joinders thereto), the Financing Letters and the other Ancillary Agreement under any of the foregoing Contracts to which they are expressly identified as parties.

9.17            Non-Recourse to Company Related Parties. In no event will Parent, Merger Sub, Guarantors or any Parent Related Party whether prior to or after termination of this Agreement, seek or obtain, nor will any of them permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any specific performance, monetary recovery or monetary award against any Company Related Party in connection with, relating to in any manner or (i) with respect to this Agreement, or any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any breach by the Company or any Subsidiary hereby and thereby), (iii) the termination of this Agreement, (iv) the failure to consummate the transactions contemplated hereby or (v) any Legal Proceedings arising out of, in respect of, or relate in any manner to the actions listed in clauses (i)-(iv), other than from the Company, to the extent expressly provided for in this Agreement or from any Company Related Party in connection with any Ancillary Agreements to which they are expressly identified as parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ALLIANCE USACQCO 2, INC.

By:	/s/ Ron Moss
Name: Ron Moss
Title: Chief Executive Officer

ALLIANCE USACQCO 2 MERGER SUB, INC.

By:	/s/ Ron Moss
Name: Ron Moss
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

TESSCO TECHNOLOGIES INCORPORATED

By:	/s/ Sandip Mukerjee
Name: Sandip Mukerjee
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]